EXHIBIT 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

Plains Exploration & Production Company,

a Delaware corporation

and

Certain Affiliated Entities

As Sellers

and

OXY USA Inc.,

a Delaware corporation

As Buyer

December 14, 2007

PURCHASE AND SALE AGREEMENT

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	SALE AND PURCHASE OF PROPERTIES; EXCLUDED ASSETS	10

2.1	Sale and Purchase of Properties	10
2.2	Excluded Assets	12

ARTICLE 3	PURCHASE PRICE	13

3.1	Purchase Price	13

ARTICLE 4	ADJUSTMENTS TO PURCHASE PRICE	13

4.1	Increases in Purchase Price	13
4.2	Decreases in Purchase Price	14

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF SELLERS	15

5.1	Organization	15
5.2	Authority	15
5.3	No Conflict	15
5.4	Enforceability	16
5.5	Contracts	16
5.6	Litigation and Claims	16
5.7	Finder’s Fees	16
5.8	Sale Contracts	16
5.9	Notices	17
5.10	Imbalances	17
5.11	Property Obligations	17
5.12	Property Operation	17
5.13	Take-or-Pay	17
5.14	Taxes	17
5.15	Timely Receipt	17
5.16	Timely Payment	18
5.17	Outstanding Obligations	18
5.18	Tax Partnerships	18
5.19	Status of Sellers	18
5.20	Sufficient Rights to Operate	18

i

5.21	No Encumbrances	18
5.22	CVGG	18
5.23	Materials Provided to Buyer	19

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF BUYER	19

6.1	Organization	20
6.2	Authority	20
6.3	No Conflicts	20
6.4	Enforceability	20
6.5	Basis of Buyer’s Decision; Property Review	20
6.6	Buyer’s Experience and Counsel	20
6.7	Closing Funds	20
6.8	No Further Distribution	20
6.9	Buyer’s Ability to Take Title	20
6.10	Buyer’s Ability to Operate	21
6.11	Finder’s Fees	21
6.12	Buyer AMI	21

ARTICLE 7	COVENANTS OF SELLERS	21

7.1	Conduct of Business Pending Closing	21
7.2	Access	22
7.3	H-S-R Act	23
7.4	Satisfaction of Conditions	23
7.5	Consents and Approvals	23
7.6	Transition Services	23
7.7	Joint Operating Agreements	23

ARTICLE 8	COVENANTS OF BUYER	23

8.1	H-S-R Act	23
8.2	Satisfaction of Conditions	24

ARTICLE 9	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS	24

9.1	Representations and Warranties	24
9.2	Covenants	24
9.3	No Litigation	24
9.4	H-S-R Act	24

ARTICLE 10	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER	24

10.1	Representations and Warranties	24
10.2	Covenants	25
10.3	No Litigation	25
10.4	H-S-R Act	25
10.5	Release of Liens	25
10.6	Consents and Approvals	25

ARTICLE 11	TITLE MATTERS	25

11.1	Title Defect Notice	25
11.2	Determination of Title Defects and Defect Values	25
11.3	Calculation of Defect Value	27
11.4	Exclusion of Properties Subject to Title Defects	28
11.5	Purchase Price Adjustment for Title Benefits	29
11.6	CVGG Title Defects	29

ARTICLE 12	ENVIRONMENTAL MATTERS	29

12.1	Presence of Wastes, NORM, Hazardous Substances and Asbestos	29
12.2	Environmental Assessment	29
12.3	Notice of Adverse Environmental Conditions	30
12.4	Determination of Adverse Environmental Conditions and Remediation Values	30
12.5	Exclusion of Properties Subject to Adverse Environmental Conditions	32
12.6	Latigo Arbitration	32
12.7	CVGG Adverse Environmental Conditions	32

ARTICLE 13	SUSPENSE FUNDS HELD BY SELLERS	32

13.1	Suspended Funds	32

ARTICLE 14	CLOSING	33

14.1	The Closing	33
14.2	Closing Statement	33
14.3	Closing Deliveries	33

ARTICLE 15	POST-CLOSING ADJUSTMENTS	34

15.1	Final Settlement Statement	34
15.2	Arbitration	34
15.3	Payment of Final Purchase Price	35

ARTICLE 16	ALLOCATION OF RISK	35

16.1	Sellers’ Indemnity	35
16.2	Survival of Sellers’ Representations and Warranties	36
16.3	Buyer’s Indemnity	36
16.4	Assumption by Buyer	37
16.5	Limitations of Warranties	37
16.6	Gas Balancing	38
16.7	Notice of Claims	38
16.8	Defense of Claims	39

ARTICLE 17	RISK OF LOSS	39

17.1	Casualty Loss	39
17.2	Buyer’s Risk of Loss	39

ARTICLE 18	TERMINATION AND REMEDIES	40

18.1	Termination	40
18.2	Effect of Termination	40
18.3	Specific Performance and Other Remedies	41

ARTICLE 19	ADDITIONAL COVENANTS	41

19.1	Further Assurances	41
19.2	Access to Records by Seller	41
19.3	Use of Sellers’ Name	41
19.4	Sellers’ Employees	41
19.5	Preferential Right to Purchase	42
19.6	Area of Mutual Interest in Colorado	42
19.7	Marketing of Production	43

ARTICLE 20	ARBITRATION	44

20.1	Determination	44
20.2	Decision Binding	44

ARTICLE 21	MISCELLANEOUS	45

21.1	Notice	45
21.2	Governing Law	46
21.3	Assignment	46
21.4	Entire Agreement	46
21.5	Amendment; Waiver	46

21.6	Severability	46
21.7	Construction	47
21.8	Confidentiality	47
21.9	Standstill	47
21.10	Headings	47
21.11	Counterparts	48
21.12	Expenses, Fees and Taxes	48
21.13	Tax-Deferred Exchange Option	48
21.14	CV Pipeline LLC Tax Partnership.	49
21.15	CVGG Tax Partnership	49
21.16	Public Announcements	49
21.17	Limitation on Damages	49
21.18	Schedules	49

v

Exhibits and Schedules:

Exhibit A	Leases and Fee Interests
Exhibit B	Wells; WI/RI; Allocated Values
Exhibit C	Form of Assignment
Exhibit D	Non-foreign Affidavit
Exhibit E	Form of Transition Service Agreement
Exhibit F	Form of Joint Operating Agreement
Exhibit G	Intentionally Omitted
Exhibit H	Form of LLC Interest Assignment
Exhibit I	Form of Right of First Refusal Agreement
Exhibit J-1	Area of Mutual Interest
Exhibit J-2	Buyer’s Exceptions from Area of Mutual Interest
Exhibit K	Form of Office Lease Assignment

Schedule 1.1	Sellers Individuals with “Knowledge”
Schedule 2.1.3	Contracts with Area of Mutual Interest or Non-Competition Provisions
Schedule 2.2.3	Excluded Contracts
Schedule 5.3	Consents; Preferential Purchase Rights
Schedule 5.5	Material Contracts
Schedule 5.6	Litigation
Schedule 5.9	Enforcement Actions
Schedule 5.10	Gas Imbalances
Schedule 5.12	Well Compliance
Schedule 5.13	Take or Pay Obligations
Schedule 5.17	Obligations
Schedule 5.18	Properties Subject to Partnership Reporting
Schedule 5.22	CVGG Exceptions
Schedule 11.1	Buyer Individuals with Knowledge
Schedule 19.4	Certain Employees

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made and entered into on December 14, 2007, by and among Plains Exploration & Production Company, a Delaware corporation (“PXP”), Plains Resources Inc., a Delaware corporation (“PRI”), PXP Hell’s Gulch LLC, a Delaware limited liability company (“Hell’s Gulch LLC”), PXP East Plateau LLC, a Delaware limited liability company (“East Plateau LLC”), PXP Brush Creek LLC, Delaware limited liability company (“Brush Creek LLC”), PXP Piceance LLC, a Delaware limited liability company (“Piceance LLC”), Pogo Producing Company LLC, a Delaware limited liability company (“Pogo”), Pogo Panhandle 2004 LP, a Texas limited partnership (“Pogo 2004”), and Latigo Petroleum Texas, LP, a Texas limited partnership (“Latigo”) (individually each may be referred to as a “Seller” and collectively the “Sellers”), and OXY USA Inc., a Delaware corporation (“Buyer,” and together with Sellers, the “Parties”).

ARTICLE 1

DEFINITIONS

“Acquired Interest” is defined in Section 19.6.

“Adverse Environmental Condition” means any contamination or condition exceeding regulatory limits and not otherwise authorized by permit or law, resulting from any discharge, release, production, storage, treatment, seepage, escape, leakage, emission, emptying, leaching or any other activities on, in or from any Property, or the migration or transportation from other lands to any Property, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances subject to regulation relating to the protection of the environment that require remediation based upon the condition at the Effective Time pursuant to any current federal, state or local laws or statutes, including Environmental Laws. Neither the foregoing definition nor any provision of this Agreement that incorporates this defined term shall abrogate or limit Sellers’ or Buyer’s respective indemnity and hold harmless obligations under Section 16.1 and 16.3.

“Adverse Environmental Condition Notice” is defined in Section 12.3.

“Adverse Environmental Condition Removal” is defined in Section 12.5.

“affiliate” means any person which (a) controls either directly or indirectly a Party, or (b) is controlled directly or indirectly by such Party, or (c) is directly or indirectly controlled by a person which directly or indirectly controls such Party, for which purpose “control” shall mean the right to exercise fifty percent (50%) or more of the voting rights in the appointment of the directors or similar representation of a person, and for which purpose and for the purpose of other provisions of this Agreement “person” shall mean any individual, corporation, government, partnership, company, group, authority, association or other entity.

“Agreement” is defined in the preamble.

“Allocated Value” with respect to any Property means the value allocated to such Property as set forth on Exhibit B, or in the case of a Property to which a value has not been assigned in such Exhibit, “Allocated Value” means the value thereof (for purposes of this Agreement) mutually agreed by the Parties, acting reasonably, and with respect to the LLC Interests, the value allocated to such LLC Interests as set forth on Exhibit B.

“Area of Mutual Interest” is defined in Section 19.6.

“Assignment” is defined in Section 14.3.1.

“Brush Creek LLC” is defined in the preamble.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in Houston, Texas, are generally authorized or obligated, by law or executive order, to close.

“Buyer” is defined in the preamble.

“Buyer Group” means Buyer, its affiliates, and Buyer’s and its affiliates’ respective employees, officers, directors, agents and representatives.

“Buyer’s Permian Properties” is defined in Section 21.18.2.

“Casualty Loss” is defined in Section 17.1.

“Claim” means any loss, cost or expense (including reasonable attorneys’ fees, experts’ fees and court costs), damage, obligation, claim, liability or cause of action.

“Claim Notice” is defined in Section 16.7.

“Closing” is defined in Section 14.1.

“Closing Date” is defined in Section 14.1.

“Code” is defined in Section 5.18.

“Collbran Valley Gas Segment” means the segment of CVGG’s Collbran Valley Gas Gathering System lying between the Anderson Gulch Processing Plant and the interconnection with TransColorado Gas Transmission Company and between the Anderson Gulch Processing Plant and the interconnection with Rocky Mountain Natural Gas LLC.

“Confidentiality Agreement” is defined in Section 21.4.

“Contracts” is defined in Section 2.1.3.

“CVGG” means Collbran Valley Gas Gathering, LLC, a Colorado limited liability company.

“CV Pipeline LLC” means PXP CV Pipeline LLC, a Delaware limited liability company.

“Data” is defined in Section 7.2.

“Debt Instrument” shall mean any indenture, mortgage, loan, credit or sale-leaseback or similar financial contract.

“Defect Notification Deadline” means 5:00 p.m., Houston, Texas time, on the latest Business Day that is not less than fifteen days prior to the Closing Date.

“Defect Value” means with respect to each Property that is agreed or determined to be subject to a Title Defect, the lesser of (a) the Allocated Value of the Property subject to such Title Defect and (b) the amount determined in accordance with Sections 11.2 and 11.3 with respect to such Title Defect.

“Easements” is defined in Section 2.1.4.

“East Plateau LLC” is defined in the preamble.

“Effective Time” is defined in Section 2.1.

“Electing Party” is defined in Section 21.13.

“Environmental Laws” means all applicable laws and regulations concerning or relating to the pollution or protection of the environment, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, as such laws may be amended from time to time and all regulations, orders, rulings, directives, requirements and ordinances promulgated thereunder.

“ERISA Liability” means any obligation, liability or Losses attributable to or arising out of (a) Sellers’ or their affiliates’ employment relationship with the employees of Sellers or their affiliates prior to Closing, (b) Sellers’ or their affiliates’ employee benefit plans applicable to such employees, and (c) Sellers’ or their affiliates responsibilities under the Employee Retirement Income Security Act of 1974, as amended, applicable to such employees.

“Excluded Assets” is defined in Section 2.2.

“Facilities” is defined in Section 2.1.2.

“Fee Interests” is defined in Section 2.1.8.

“FERC” means the United States Federal Energy Regulatory Commission.

“FERC Liability” means any obligation, liability or Losses attributable to or arising out of any order issued by the FERC, or any Stipulation and Consent Agreement or other settlement entered into with the FERC’s Office of Enforcement, in connection with: (a) the FERC Petition for Declaratory Order or a certificate to own and operate the Collbran Valley Gas Segment pursuant to Section 7 of the Natural Gas Act, as applicable; (b) any violation of the Natural Gas Act or orders or regulations issued thereunder with respect to the operation of the Collbran Valley Gas Segment as a gathering facility or intrastate pipeline; and (c) any violation of the Natural Gas Policy Act of 1978 or orders or regulations issued thereunder with respect to the operation of the Collbran Valley Gas Segment as a gathering facility or intrastate pipeline.

“Final Settlement Statement” is defined in Section 15.1.

“Franchise Tax Liability” means any tax imposed by a state on Sellers’ or any of their affiliates’ net income and/or capital for the privilege of engaging in business in that state.

“GAAP” means United States generally accepted accounting principles.

“Good and Defensible Title” means such title that (a) (i) entitles Sellers to receive not less than twice the Net Revenue Interest set forth in Exhibit B in all Hydrocarbons produced from the Wells, units, Leases or Fee Interests described in Exhibit B at any time during the productive life thereof and (ii) obligates Sellers to bear not more than twice the Working Interest set forth in Exhibit B in the Wells, units, Leases or Fee Interests described in Exhibit B (unless there is a corresponding increase in the Net Revenue Interest) at any time during the productive life or abandonment thereof, (b) with respect to all Properties not described on Exhibit B, is defensible, and (c) is free and clear of all liens and encumbrances, except for Permitted Encumbrances, other than Permitted Encumbrances that consist of consents and approvals set forth on Schedule 5.3, unless and until such consents and approvals are obtained. Notwithstanding anything else herein, title to a Property affected or burdened by a sliding-scale royalty disclosed on Exhibit B shall not be considered to be less than Good and Defensible Title as a result of the effect of any such royalty on Sellers’ Net Revenue Interest in the affected Property.

“H-S-R Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hedge Contract” shall mean any contract to which any Seller or any of its affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hell’s Gulch LLC” is defined in the preamble.

“Hydrocarbons” means oil, gas, natural gas liquids, condensate and related hydrocarbons, carbon dioxide, sulfur and helium.

“Income Tax Liability” means any obligation, liability or Losses of Sellers or any of their affiliates attributable to any federal, state, local or foreign income tax measured or imposed on the net income of Sellers or any of their affiliates that was or is attributable to Sellers or any of their affiliates’ ownership of an interest in or operation of the Properties.

“Indemnified Party” is defined in Section 16.7.

“Indemnifying Party” is defined in Section 16.7.

“Joint Operating Agreement” is defined in Section 7.7.

“Lands” is defined in Section 2.1.1.

“Latigo” is defined in the preamble.

“Latigo Arbitration” is defined in Section 12.6.

“Lease” is defined in Section 2.1.1.

“Liquidated Title Defect Payment” is defined in Section 11.3.3.

“LLC Interests” means 50% of the issued and outstanding membership interests in CV Pipeline LLC.

“LLC Assignment” means an Assignment of Limited Liability Company Membership Interest in the form of Exhibit H pursuant to which the LLC Interests will be transferred to Buyer by PRI.

“Losses” means all damages, losses, liabilities, obligations, payments, amounts paid in settlement, fines, penalties, costs (including reasonable fees and expenses of attorneys, accountants and other professional advisors, as well as of expert witnesses, and other costs of investigation, preparation and litigation in connection with any pleading, claim, demand or other action) of any kind or nature whatsoever, whether known or unknown, contingent or vested, or matured or unmatured.

“Material Adverse Effect” means an adverse effect (other than resulting from market conditions generally in the oil and gas industry) on the ownership or use of any of the Properties that would have or has a negative impact of at least $50,000,000 on the value of the Properties.

“Material Contracts” is defined in Section 5.5.

“Minimal Defects” means (a) any individual Title Defect with a Defect Value of less than $100,000, excluding any Title Defect arising from the failure to obtain a consent to assignment or any Title Defect arising from a preferential purchase right, or (b) any individual Adverse Environmental Condition with a Remediation Value of less than $100,000.

“New Permian Disclosures” is defined in Section 21.18.4.

“New Restriction Disclosure” is defined in Section 21.18.1.

“Net Revenue Interest” means an interest in and to the Hydrocarbons saved, produced and sold from any Well, unit, Lease, or Fee Interest described in Exhibit B.

“NORM” means naturally occurring radioactive material.

“Office Lease” means that certain Lease Agreement by and between WB Summit Properties, Inc., and Pogo Producing Company, dated March 18, 1997, as amended, for the entirety of the fifth and sixth floors and a portion of the third floor (totaling 28,780 square feet) of the office building known as The Summit, located at 300 North Marienfeld, Midland, TX 79701.

“Outside Date” means June 30, 2008.

“Parties” is defined in the preamble.

“Permian Properties” means those properties that are identified under the heading “Permian Properties” in Exhibits A and B.

“Permit” is defined in Section 2.1.6.

“Permitted Encumbrances” means:

(a) Royalties, overriding royalties, reversionary interests and similar burdens if the cumulative effect of the burdens does not operate to reduce Sellers’ Net Revenue Interest in a Well, unit, Lease or Fee Interest described in Exhibits A or B at any time during the productive life thereof, below twice the Net Revenue Interest for such Well, unit, Lease or Fee Interest set forth in Exhibit B or operate to increase Sellers’ Working Interest in a Well, unit, Lease or Fee Interest described in Exhibit B at any time during the productive life or abandonment thereof, to more than twice the Working Interest for such Well, unit, Lease or Fee Interest set forth in Exhibit B (unless there is a corresponding increase in the Net Revenue Interest);

(b) Division orders and sales contracts terminable without penalty upon no more than 30 days notice to the purchaser or as set forth on Schedule 5.5;

(c) Required third-party consents to assignment and similar agreements with respect to which waivers or consents (i) are obtained from the appropriate parties prior to Closing or (ii) are routinely obtained from governmental entities after Closing for transactions of this nature;

(d) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, tax and other similar liens or charges arising in the ordinary course of business for obligations (i) that are not delinquent or (ii) that if delinquent, are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing and for which Sellers indemnify Buyer subsequent to Closing;

(e) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases, pipelines or gathering systems or interests therein if they are routinely obtained subsequent to the sale or conveyance;

(f) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with oil and gas operations to be conducted on any Well, unit, Lease or Fee Interest described in Exhibits A or B or operation of any gathering system related thereto;

(g) All (i) Material Contracts listed on Schedule 5.5, (ii) other operating agreements, unit agreements, unit operating agreements and pooling agreements affecting the Properties (except for any terms or provisions thereof that are not usual and customary for agreements of such nature covering oil and gas properties and operations similar to the Properties and current operation thereof) or (iii) compulsory or commissioner’s pooling or units or pooling designations; provided, however, that the effect of any such documents, pooling or units or pooling designations will not reduce Sellers’ interest with respect to oil and gas produced from any Well, unit, Lease or Fee Interest described in Exhibits A or B at any time during the productive life thereof, below twice the Net Revenue Interest set forth in Exhibit B, or increase such Sellers’ Working Interest in such Well, unit, Lease or Fee Interest at any time during the productive life or abandonment thereof, to more than twice the Working Interest set forth in Exhibit B for such Well, unit, Lease or Fee Interest (unless there is a corresponding increase in the Net Revenue Interest);

(h) Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(i) All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any gathering systems, Wells, Leases, lands or Fee Interests in any manner, and all applicable laws, rules and orders of any governmental authority;

(j) The terms and conditions of the Leases, provided that the effect of the terms and conditions of any Leases do not reduce Sellers’ interest with respect to oil and gas produced from any Well, unit, Lease or Fee Interest below twice the Net Revenue Interest set forth in Exhibit B at any time during the productive life of thereof, for such Well, unit, Lease or Fee Interest, or increase Sellers’ Working Interest in such Well, unit, Lease or Fee Interest at any time during the productive life or abandonment thereof, to more than twice the Working Interest set forth in Exhibit B for such Well, unit or Lease (unless there is a corresponding increase in the Net Revenue Interest);

(k) All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Properties which individually or in the aggregate are not such as to interfere materially with the operation, value or use of any of the Property, could not reasonably be expected to prevent or delay Buyer from receiving the proceeds of production from any of Well, unit, Lease or Fee Interest and which do not reduce Sellers’ interest with respect to Hydrocarbons produced from any Well, unit, Lease or Fee Interest below twice the Net Revenue Interest set forth in Exhibit B at any time during the productive life thereof, for such Well, unit, Lease or Fee Interest, or increase Sellers’ Working Interest in such Well, unit, Lease or Fee Interest at any time during the productive life or abandonment thereof, to more than twice the Working Interest set forth in Exhibits B for such Well, unit, Lease or Fee Interest (unless there is a corresponding increase in the Net Revenue Interest);

(l) Those matters identified in Schedule 5.6, 5.9 and 5.12;

(m) Any Title Defects that constitute Minimal Defects; and

(n) Any Title Defects Buyer has expressly waived in writing or which are deemed to have become Permitted Encumbrances under Section 11.1.

“Piceance LLC” is defined in the preamble.

“Pogo” is defined in the preamble.

“Pogo 2004” is defined in the preamble.

“PR Notice” is defined in Section 19.5.

“Preferential Right Properties” is defined in Section 19.5.

“Preliminary Purchase Price” is defined in Section 14.2.

“PRI” is defined in the preamble.

“Property or Properties” is defined in Section 2.1.

“Purchase Price” is defined in Section 3.1.

“PV-NRI” is defined in Section 11.3.2.

“PXP” is defined in the preamble.

“Restriction” is defined in Section 21.18.1.

“Right of First Refusal Agreement” means the Right of First Refusal Agreement in the form of Exhibit I pursuant to which PXP and Brown PXP Properties, LLC, a Texas limited liability company, shall grant to Buyer a right of first refusal with respect to their interests in the properties described therein.

“Records” is defined in Section 2.1.7.

“Remediation Value” is defined in Section 12.3.

“Royalty Interests” is defined in Section 2.1.9.

“Sellers” is defined in the preamble.

“Seller Group” means Sellers, their respective affiliates, and Sellers and their affiliates’ respective employees, officers, directors, agents and representatives.

“Sellers’ Knowledge”, as it pertains to either the aggregate knowledge of Sellers or to any Seller, means the actual knowledge of any of the individuals identified in Schedule 1.1.

“Sellers’ Retained Liabilities” is defined in Section 16.1.

“Subject Entity” is defined in Section 19.5.

“Tax Deferred Exchange” is defined in Section 21.13.

“Tax Matters Member” is defined in Section 21.14.1.

“Tax Return” means any return, form, declaration of estimated tax, report, claim for refund, or information return or statement relating to taxes, including any schedules or attachment thereto, and including any amendments thereof.

“Title Benefit” is defined in Section 11.5.

“Title Defect” is defined in Section 11.1.

“Title Defect Notice” is defined in Section 11.1.

“Title Defect Removal” is defined in Section 11.4.

“Transfer” is defined in Section 19.5.

“Transfer Taxes” is defined in Section 21.12.1.

“Uncured Title Defect” means any Title Defect, other than a Minimal Defect, neither removed pursuant to a Title Defect Removal, nor cured, not later than two Business Days prior to Closing.

“Uncured Title Defects Value” means the aggregate Defect Value for all Uncured Title Defects.

“Unremedied Adverse Environmental Condition” means any Adverse Environmental Condition, other than a Minimal Defect, that has not been removed pursuant to an Adverse Environmental Condition Removal, and for which Seller has not elected to remediate under Section 12.4.3.

“Unremedied Adverse Environmental Conditions Value” means the aggregate Remediation Value of all Unremedied Adverse Environmental Conditions.

“Updated Schedules” is defined in Section 21.18.1.

“Well” is defined in Section 2.1.2.

“Working Interest” means, with respect to the Wells, units, Leases or Fee Interests (other than the Royalty Interests) set forth in Exhibits A or B, an interest in and to the full and entire leasehold estate created under and by virtue of the Leases or, in the case of the Fee Interests only, in and to the full and entire fee estate to the extent specified in Exhibit A and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid royalty, overriding royalties, production payments, carried interests, liens, or other encumbrances or charges against production therefrom insofar as such interest in said leasehold or fee estate is burdened with the obligation to bear and pay costs of operations.

ARTICLE 2

SALE AND PURCHASE OF PROPERTIES; EXCLUDED ASSETS

2.1 Sale and Purchase of Properties. Subject to the terms and conditions herein set forth, Sellers agree to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Sellers at the Closing, but effective as of 7:00 a.m. local time where the Properties are located on January 1, 2008 (the “Effective Time”) for purposes of the Purchase Price calculations set forth in this Agreement, (i) all of Sellers’ rights, titles, interests and obligations pursuant to the Office Lease, (ii) the LLC Interests, and (iii) an undivided fifty percent (50%) of Sellers’ right, title and interest in and to the following, other than the Excluded Assets:

2.1.1. The oil, gas, other Hydrocarbon and mineral leases, and the leasehold estates and subleases created thereby, described in Exhibit A (collectively, the “Leases”), and all of the lands covered by the Leases (“Lands”), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Lands being a part thereof, all tenements and hereditaments belonging to the Leases, pools and units, all production from the pool or unit allocated to any such Lands; and all interests in any wells within the pool or unit associated with the Lands; and all reversionary interests, convertible interests, net profits interests and gas imbalance volumes owed to a Seller by a third party as of the Effective Time;

2.1.2. All producing, non-producing, shut-in and abandoned oil and gas wells, other Hydrocarbon wells, salt water disposal wells, injection wells, observations wells, co-op wells, well bores and water wells located on the Leases, the Lands or the Fee Interests or lands pooled or unitized therewith, including the wells described in Exhibit B and the proration units associated therewith (“Wells”); and all pipelines, flowlines, gathering lines (up to such lines’ connection with the gathering systems owned by CVGG), plants, processing systems, buildings, compressors, meters, tanks, machinery, tools, utility lines, personal property, equipment, fixtures, and improvements located on and appurtenant to the Leases, the Lands or the Fee Interests or elsewhere insofar as they are used or obtained in connection with the ownership, operation, maintenance or repair of the Leases or production of Hydrocarbons or the Fee Interests or relate to the production, treatment, sale, or disposal of Hydrocarbons or water produced from the Leases, the Lands or the Fee Interests or attributable thereto (the “Facilities”);

2.1.3. All farmout and farmin agreements, operating agreements, production sales and purchase contracts, saltwater disposal agreements, surface leases, division and transfer orders, and (to the extent transferable by Sellers without any expense to Sellers not advanced or reimbursed by Buyer or material restrictions under third party agreements) all other written contracts, contractual rights, interests and other written agreements covering or affecting any or all of the Leases, Lands, Wells, Facilities or Fee Interests or the production, handling or transportation of oil, gas, other Hydrocarbon or other mineral substances attributable to the Properties, excluding (x) all Hedge Contracts and Debt Instruments and (y) all agreements that are not set forth on Schedule 2.1.3 or identified to Buyer by Sellers in accordance with the provisions of Section 21.18 that contain area of mutual interest or non-competition provisions (the “Contracts”);

2.1.4. All easements, rights-of-way, licenses, authorizations, permits, and similar surface and other rights and interests applicable to, or used or useful in connection with, any or all of the Leases, Lands, Wells, Facilities or Fee Interests, including those easements or rights-of-way identified on Schedule 5.5 (the “Easements”);

2.1.5. All Hydrocarbons (or the proceeds from the sale of Hydrocarbons) produced after the Effective Time, attributable to Sellers’ interest in the Leases, Lands, Wells, Facilities, Contracts or Fee Interests;

2.1.6. To the extent assignable in undivided interests, the concurrent benefit of all environmental and other governmental (whether federal, state or local) permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of any gathering systems, Leases, Lands, Wells, Facilities or Fee Interests (the “Permits”);

2.1.7. To the extent transferable without material restriction or payment of a transfer or licensing fee under third party agreements not advanced or reimbursed by Buyer, a concurrent right, to copies (the copying costs of which shall be borne 50% by the Buyer and 50% by the Sellers) of all books, files, records, correspondence, studies, surveys, reports, geologic, proprietary geophysical and seismic data (including raw data and any interpretative data or information relating to such geologic, geophysical and seismic data) and other data (in each case whether in written or electronic format) in the actual possession or control of Sellers or which Sellers have the right to obtain (either without the payment of money or delivery of other consideration or unduly burdensome effort or, upon Buyer’s election, at Buyer’s expense) and relating to the operation of the Leases, Lands, Wells, Facilities or Fee Interests, including all title records, prospect information, title opinions, title insurance reports/policies, property ownership reports, customer lists, supplier lists, sales materials, promotional materials, operational records, technical records, production and processing records, division order, lease, land and right-of-way files, accounting files and contract files (the “Records”);

2.1.8. All fee interests to the surface and in oil, gas, other Hydrocarbons or other minerals, including rights under grant deeds, mineral deeds, conveyances or assignments, as set forth on Exhibit A (“Fee Interests”);

2.1.9. All royalties, overriding royalties, production payments, rights to the royalties in kind, or other interests in production of oil, gas, other Hydrocarbons or other minerals excluding working interests, as set forth on Exhibits A and B (the “Royalty Interests”);

2.1.10. All partnership interests (tax, state law or otherwise) affecting any Properties;

2.1.11. To the extent assignable, all rights to indemnities (except with respect to Seller Retained Liabilities) and releases from third parties relating to the Properties; provided, however, that Sellers undertake to use commercially reasonable efforts to pursue any available remedies under any such non-assignable rights to indemnities, to keep Buyer reasonably informed from time to time regarding the status of such efforts and to transfer the economic benefit of any recovery thereunder to the extent attributable to the Properties promptly to the Buyer;

2.1.12. To the extent assignable, all insurance proceeds under existing policies of insurance, if any, relating to the Properties, but only to the extent that such benefits relate to liabilities for which Buyer is responsible under this Agreement; and

2.1.13. All other assets and properties of Sellers used or held for use in the extraction, transportation or processing of Hydrocarbons from the Properties.

The fifty percent (50%) of Sellers’ interest in the real and personal properties, rights, titles, and interests described in Sections 2.1.1 through 2.1.14, that are to be sold, assigned, conveyed and delivered to Buyer subject to the limitations and terms expressly set forth herein and in Exhibits A and B, are hereinafter collectively called the “Properties” or, individually, a “Property”, except for the Excluded Assets set forth below in Section 2.2.

2.2 Excluded Assets. Sellers specifically exclude from this transaction all reservations and exceptions listed as such in Exhibit A and the following (all such reservations and exceptions listed on Exhibit A and all of the exclusions listed below in this Section 2.2 are collectively referred to herein as the “Excluded Assets”):

2.2.1. Sellers reserve all counterclaims, cross-claims, offsets or defenses and similar rights with respect to all Sellers’ Retained Liabilities described in Sections 16.1.2, through 16.1.6, 16.1.8, 16.1.9 or 16.1.10;

2.2.2. All Hedge Contracts and Debt Instruments and all agreements that are not set forth on Schedule 2.1.3 or identified to Buyer by Sellers in accordance with the provisions of Section 21.18 that contain area of mutual interest or non-competition provisions;

2.2.3. Those contracts or other agreements set forth on Schedule 2.2.3;

2.2.4. All rights and causes of action arising, occurring or existing in favor of any Seller to the extent attributable to the period prior to the Effective Time or arising out of the operation of or production from the Properties prior to the Effective Time (including, but not limited to, any and all contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of any Seller (other than indemnity claims to be conveyed pursuant to Section 2.1.11) and relating and accruing to the period prior to the Effective Time), and any rights to any claims for indemnity under, or claims to any portion of the Escrow Account as defined in and established under the Asset Purchase and Sale Agreement dated April 18, 2007, by and between Laramie Energy, LLC, as seller, and PXP, as buyer;

2.2.5. Any Seller’s general corporate records (even if referring to the Properties), income tax records and information entitled to legal privilege in favor of a Seller or any affiliate of a Seller;

2.2.6. Any refund of costs, taxes or expenses borne by any Seller attributable to the period prior to the Effective Time, except to the extent Buyer has indemnified Seller for such costs, taxes or expenses, in which case such Seller shall promptly transfer such refund to Buyer to the extent attributable to the Properties;

2.2.7. All computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by any Seller and which are not in sole service on the Permian Properties, other than the Records;

2.2.8. Any logo, service mark, copyright, trade name or trademark of or associated with any Seller or any affiliate of any Seller of any business of Seller or of any affiliate of any Seller;

2.2.9. Motor vehicles and other rolling stock by any Seller and which are not in sole service on the Permian Properties;

2.2.10. Originals of all Records; and

2.2.11. All geologic, geophysical and seismic data that is proprietary to any of the Sellers; provided, however, each respective Seller shall grant Buyer a perpetual, non-exclusive, royalty-free, assignable license, at no additional charge, granting full rights of use and access to such data.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price. The total purchase price for the Properties shall be One Billion Five-hundred and Fifty Million Dollars ($1,550,000,000.00) (the “Purchase Price”), subject to any applicable adjustments as hereinafter provided.

ARTICLE 4

ADJUSTMENTS TO PURCHASE PRICE

The Purchase Price shall be adjusted as follows:

4.1 Increases in Purchase Price. The Purchase Price shall be increased by an amount equal to the sum of the following amounts:

4.1.1. the amount of any costs and expenses actually paid or to be paid by Sellers and their affiliates related to owning, operating, producing and maintaining the Properties from and after the Effective Time, including capital expenditures, plus a fixed overhead charge of $500,000 per month, prorated for any partial month prior to the Closing Date;

4.1.2. the amount of all prepaid expenses, including ad valorem, property and similar taxes and assessments based upon or measured by ownership, relating to the Properties, paid by Sellers and attributable to periods of time after the Effective Time;

4.1.3. the amount of all upward adjustments to the Purchase Price provided for in this Agreement, including any Title Benefit adjustments as set forth in Section 11.5;

4.1.4. the value of the following items, less any applicable severance taxes and royalties which are the obligation of Buyer: (a) all oil, gas and other Hydrocarbons in pipelines or in tanks above the pipeline sales connection, in each case at the Effective Time that is credited to the Properties, (b) all unsold inventory of gas plant products attributable to the Properties at the Effective Time, each such value to be the market or, if applicable, the contract price in effect as of the Effective Time, and (c) all gas imbalance volumes related to the Properties owed to a Seller by a third party as of the Effective Time, multiplied by $3.50 per mmbtu;

4.1.5. fifty percent (50%) of the aggregate amount of any expense reimbursements or capital contributions made by CV Pipeline LLC to CVGG to the extent such reimbursements or contributions are fairly attributable to the period after the Effective Time;

4.1.6. the amount of all proceeds paid or to be paid to Buyer from the sale of production, net of all applicable taxes and royalties paid or to be paid by Buyer, attributable to the Properties for periods of time prior to the Effective Time; and

4.1.7. the amount of any (i) security deposits or (ii) prepaid rents attributable to any period following the Closing Date, paid by any Seller pursuant to the Office Lease.

4.2 Decreases in Purchase Price. The Purchase Price shall be decreased by an amount equal to the sum of the following amounts:

4.2.1. the amount of all proceeds paid or to be paid to Sellers or their affiliates, including proceeds from the sale of production, net of all applicable taxes and royalties paid or to be paid by Sellers or their affiliates, attributable to the Properties for periods of time after the Effective Time;

4.2.2. an amount equal to all ad valorem, property and similar taxes and assessments based upon or measured by ownership, and other expenses to be paid by Buyer relating to the Property, that are unpaid as of the Closing Date and attributable to periods of time prior to the Effective Time;

4.2.3. the amounts, if any, relating to (a) Casualty Losses pursuant to Section 17.1, (b) Title Defect Removals under Article 11; or (c) Adverse Environmental Condition Removal under Article 12;

4.2.4. the amount, if any, by which the aggregate Uncured Title Defects Value and Unremedied Adverse Environmental Conditions Value exceeds two and three-quarter percent (2.75%) of the Purchase Price;

4.2.5. all gas imbalance volumes related to the Properties owed by a Seller to a third party as of the Effective Time, multiplied by $3.50 per mmbtu;

4.2.6. fifty percent (50%) of the aggregate amount of any distributions received by PRI from CV Pipeline LLC, attributable to CVGG operations, to the extent such distributions are fairly attributable to the period after the Effective Time;

4.2.7. the amounts, if any, contemplated by Section 11.2.3;

4.2.8. the amounts, if any, contemplated by Section 21.18; and

4.2.9. any other amount provided for in this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally represent and warrant to Buyer that each of the statements made in this Article 5 is true and correct as of the date of this Agreement and will be true and correct as of the Closing Date. To the extent any of Sellers’ representations or warranties relate to Properties which are not operated by a Seller, such representations and warranties are made solely to Sellers’ Knowledge after due inquiry by Sellers, notwithstanding anything contained in this Agreement to the contrary.

5.1 Organization. Each of PXP and PRI is a corporation validly existing and in good standing under the laws of the State of its incorporation or organization. Each other Seller is a limited liability company or limited partnership validly existing and in good standing under the laws of the State of its formation. Each Seller (other than Pogo Producing Company LLC on the date of this Agreement but including such Seller as of the Closing Date) is in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary. CVGG is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Colorado.

5.2 Authority. Each Seller has full power to enter into and perform its obligations under this Agreement and has taken all proper corporate, limited liability company or limited partnership action to authorize entering into this Agreement and performing its obligations hereunder. To Sellers’ Knowledge, other than as set forth on Schedule 5.22, CVGG has all requisite power and authority to carry on its business as presently conducted.

5.3 No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof will result in any default under any material agreement or instrument to which any Seller is a party (including its governing documents) or by which any of the Properties is bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable (i) to any Seller, (ii) to Sellers’ Knowledge, to CVGG, (iii) to any of the Properties or (iv) to Sellers’ Knowledge, to CVGG’s assets. Schedule 5.3 sets forth those consents to assignment, preferential rights or waivers of preferential rights to purchase from third parties that are required in connection with the consummation of the transactions contemplated hereby. There are no governmental consents required in connection with the consummation of the transactions contemplated hereby, other than approvals from governmental entities customarily obtained post-closing and consents required under the H-S-R Act.

5.4 Enforceability. This Agreement has been duly executed and delivered on behalf of each Seller and constitutes (and the Assignment(s), when executed and delivered at Closing, will constitute) the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other similar laws applicable generally to creditors’ rights and as limited by general equitable principles.

5.5 Contracts. Schedule 5.5 describes (a) all area of mutual interests agreements and agreements that include non-competition restrictions or other similar restrictions on doing business, all purchase or sale agreements (other than with respect to production of Hydrocarbons and the disposition of field equipment in the ordinary course), partnership (other than tax partnerships), joint venture and/or exploration or development program agreements relating to Wells, Leases or Fee Interests or otherwise included in the Properties or by which the Properties are bound, (b) all of the production sales, transportation, marketing and processing agreements relating to the Wells, Leases or Fee Interests, other than such agreements which are terminable by Sellers without penalty on 60 or fewer days’ notice without the payment of money or delivery of other consideration or unduly burdensome effort, (c) any contracts or agreements with any affiliate of any Seller that relate to the Properties or by which the Properties are bound, (d) any contracts or agreements burdening the Properties which could reasonably be expected to obligate Sellers to expend in excess of $1,000,000 in any calendar year, and (e) other than contracts governing the sale of Hydrocarbons, any contracts or agreements related to the Properties under which Sellers or their affiliates could reasonably be expected to receive in excess of $1,000,000 of revenues net of direct expenses in any calendar year ((a) – (e) collectively, the “Material Contracts”). Except as disclosed in Schedule 5.5, no Seller has received written notice of any default under the Office Lease or of the Material Contracts and the Office Lease, Material Contracts, the Leases and the Easements are in full force and effect (except, in the case of Easements, where any failure to be in full force and effect would not materially interfere with or prevent operations as currently conducted on the Property or Properties related thereto) and have not been modified or amended in any material respect. To the Sellers’ Knowledge, Sellers have complied with the material terms of the Office Lease and all Material Contracts.

5.6 Litigation and Claims. Except as set forth on Schedule 5.6, no suit, action, demand, proceeding, lawsuit or other litigation is pending or, to Sellers’ Knowledge, threatened with respect to the Office Lease or any Properties or, to Sellers’ Knowledge, and other than as set forth on Schedule 5.22, CVGG or its assets.

5.7 Finder’s Fees. No Seller has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Buyer shall have any responsibility whatsoever.

5.8 Sale Contracts. Except as set forth on Schedule 5.5 and for (a) contracts governing the sale of Hydrocarbons in the ordinary course which are terminable by Sellers without penalty on 60 or fewer days’ notice or (b) the disposition in the ordinary course of equipment no longer suitable for oil and gas field operations, there are no contracts or options outstanding for the sale, exchange or transfer of any Seller’s interest in CV Pipeline LLC or the Properties or any portion thereof or, to Sellers’ Knowledge, CVGG’s assets.

5.9 Notices. Except as set forth on Schedule 5.9, each Seller’s operation of the Properties and, to Sellers’ Knowledge, other than as set forth on Schedule 5.22, CVGG’s operation of its assets, is not the subject of any pending regulatory compliance or enforcement actions and no Seller has received written notice, of any violation of laws, rules or regulations (federal, state and local), which have not heretofore been complied with, issued with respect to the Properties or, to Sellers’ Knowledge, and other than as set forth on Schedule 5.22, CVGG or its assets.

5.10 Imbalances. Except as set forth on Schedule 5.10 as of the date or dates reflected thereon, there are no gas or other Hydrocarbon production, pipeline, transportation or processing imbalances existing with respect to the Properties or, to Sellers’ Knowledge, CVGG’s assets.

5.11 Property Obligations. All rentals, royalties, shut-in royalties, overriding royalties and other payments due pursuant to or with respect to the Leases have been properly paid.

5.12 Property Operation. Except as set forth on Schedule 5.12, the Wells have been drilled, completed, operated, developed and produced in material compliance with all applicable judgments, orders, laws, rules and regulations (other than those relating to environmental or title matters, which are dealt with in Article 11 and Article 12) and all necessary certificates, consents, permits, licenses and other governmental authorizations (other than those relating to environmental or title matters, which are dealt with in Article 11 and Article 12) which are material to the ownership, use or operation of the Properties, or, to Sellers’ Knowledge, and other than as set forth on Schedule 5.22, CVGG’s assets, have been obtained and are in force.

5.13 Take-or-Pay. To Sellers’ Knowledge, except as set forth on Exhibit A or B or Schedule 5.13, no Seller is obligated, under a take-or-pay or similar arrangement, or by virtue of an election to non-consent or not participate in a past or current operation on the Properties pursuant to the applicable operating agreement, to produce Hydrocarbons, or allow Hydrocarbons to be produced, without receiving full payment at the time of delivery in an amount that corresponds to twice the Net Revenue Interest in the Hydrocarbons attributable to any Well, unit, Lease or Fee Interest described in Exhibit B.

5.14 Taxes. All taxes that are due based on or measured by the ownership of any Property, the production or removal of Hydrocarbons therefrom, or the receipt of proceeds therefrom, or the LLC Interests, have been properly paid or are being contested in good faith.

5.15 Timely Receipt. To Sellers’ Knowledge, each Seller is timely receiving, in all material respects, its share of proceeds from the sale of Hydrocarbons produced from the Properties without suspense, counterclaim or set-off. To Sellers’ Knowledge, there has been no production of Hydrocarbons from the Properties in excess of the allowable production established pursuant to applicable state or federal law or regulation that would result in any material restriction on production from the Leases subsequent to the Effective Time.

5.16 Timely Payment. Each Seller has paid its share of all costs payable by it under the Leases operated by a Seller and the Material Contracts, except those being contested in good faith.

5.17 Outstanding Obligations. Except as otherwise described in Schedule 5.17, to Sellers’ Knowledge, there are no outstanding authorizations for expenditures or other written commitments or proposals to conduct operations on the Properties or the CVGG assets which exceed $500,000 net to any Property or the CV Pipeline LLC membership interests being sold under this Agreement. No third party has any right, retained, springing or otherwise, to production, cash bonus payments or profits or other rights in the Properties, including, without limitation, rights retained by prior owners at the time of the sale of the Properties to Sellers to receive production, cash bonus payments or profits from the Properties if the price of oil exceeds a threshold amount.

5.18 Tax Partnerships. Except as otherwise disclosed in Schedule 5.18, to Sellers’ Knowledge, none of the Properties are subject to tax partnership reporting requirements under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”). In the event any Property is the subject of tax partnership reporting requirements, Sellers shall use their best efforts to effect a §754 election with respect any such tax partnerships and shall cooperate and timely provide to Buyer information needed to calculate and effect any adjustments to the tax bases of such partnerships’ assets resulting therefrom.

5.19 Status of Sellers. Sellers are not a “foreign person” within the meaning of Code Section 1445 and will furnish Buyer with an affidavit that satisfies the requirements of Code Section 1445(b)(2), in the form attached as Exhibit D.

5.20 Sufficient Rights to Operate. Other than as set forth on Schedule 5.22, the Properties and the Excluded Assets include all of the material assets (real, personal (tangible and intangible) or other) employed by Sellers in their current ownership and operation of the Properties, and such assets are, and to Sellers’ Knowledge, the CVGG assets employed by CVGG in its current ownership and operation of the CVGG assets are, taken as a whole, sufficient for the ownership and, if operated by Sellers, the operation of such Properties and CVGG assets immediately following the Closing in substantially the same manner as conducted at December 1, 2007, assuming receipt of all consents and approvals described in Schedule 5.3 and in clause (e) of the definition of Permitted Encumbrances. To Sellers’ Knowledge, except as disclosed in Schedule 5.18, the Properties do not include any interest in any partnership, limited liability company, corporation or other entity formed under state law.

5.21 No Encumbrances. Other than the Permitted Encumbrances, as of the Closing there will be no liens, mortgages, security interests or other encumbrances encumbering the Properties securing any Debt Instrument of any Seller or affiliate thereof.

5.22 CVGG. (a) CV Pipeline LLC owns, beneficially and of record, 25% of the issued and outstanding membership interests of CVGG free and clear of any charge, claim, community property interest, equitable interest, lien (for taxes or any other indebtedness or matter), option, pledge, security interest, right of first refusal, or restriction or other encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, other than those contained in the operating agreement or other organizational documents of CVGG. A Seller owns of record and beneficially 100% of the issued and outstanding membership interests in CV Pipeline LLC free and clear of any charge, claim, community property interest, equitable interest, lien (for taxes or any other indebtedness or matter), option, pledge, security interest, right of first refusal, or restriction or other encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, other than those contained in the operating agreement or other organizational documents of CV Pipeline LLC.

(b) To Sellers’ Knowledge, CVGG has conducted no business or operations other than gas gathering, processing and transportation activities in the Collbran Valley area of the Piceance Basin area of western Colorado. To Sellers’ Knowledge, CVGG has no assets other than lands and property ancillary to such business and operations. To Sellers’ Knowledge, CVGG does not own or hold, directly or indirectly, any equity or other ownership interest in any limited liability company, joint venture, partnership, corporation or other legal entity.

(c) Sellers have furnished to Buyer a true and correct copy of CV Pipeline LLC’s and CVGG’s articles of organization and limited liability company agreement as amended to the date hereof each of which is in full force and effect. Neither CV Pipeline LLC nor any member therein, and, to Sellers’ Knowledge, other than as set forth on Schedule 5.22, neither CVGG nor any other member therein, is in violation of any of the provisions of such articles of organization or limited liability company operating agreements.

(d) To Sellers’ Knowledge CVGG has no employees, and has never had any employees. To Sellers’ Knowledge, CVGG has not ever maintained, contributed to, sponsored or been a party to any employee benefit plan as defined in section 3(3) of ERISA. To Sellers’ Knowledge, neither CVGG nor any ERISA Affiliate of CVGG has incurred any liability under Title IV of ERISA.

(e) CVGG has made an election under §754 of the Code effective as of taxable year 2006.

5.23 Materials Provided to Buyer. To Sellers’ Knowledge, the historical production and financial data relating to the Properties that have been provided by or on behalf of Sellers to Buyer and its affiliates are true and correct in all material respects.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each of the statements made in this Article 6 is true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

6.1 Organization. Buyer is a corporation or entity validly existing and in good standing under the laws of the State of its incorporation or organization. Buyer is in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary, and, as of Closing, will be qualified to do business and be in good standing under the laws of the applicable jurisdiction if so required in order to hold the Properties and to operate the Permian Properties and those Properties located in the State of Utah previously operated by one of the Sellers.

6.2 Authority. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper corporate or other entity action to authorize entering into this Agreement and performing its obligations hereunder.

6.3 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof will result in any default under any material agreement or instrument to which Buyer is a party (including its governing documents), or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties.

6.4 Enforceability. This Agreement has been duly executed and delivered on behalf of Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other similar laws applicable generally to creditor’s rights and as limited by general equitable principles.

6.5 Basis of Buyer’s Decision; Property Review. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Properties contemplated hereby, and is able to bear the economic risk of such investment indefinitely.

6.6 Buyer’s Experience and Counsel. Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own expertise and legal, tax, engineering, and other professional counsel concerning this Agreement, the Properties and the value thereof.

6.7 Closing Funds. Buyer has and will have at the Closing sufficient funds to enable the payment to Sellers by wire transfer of the Purchase Price in accordance with Article 14 and otherwise to perform Buyer’s obligations under this Agreement.

6.8 No Further Distribution. Buyer is not acquiring the Properties in contemplation of a distribution thereof in violation of the Securities Act of 1933, 15 U.S.C. § 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities. Buyer has not sought nor solicited, nor has Buyer participated with, investors, partners or other third parties in order to fund the Purchase Price and to close this transaction, and all funds used by Buyer in connection with this transaction are Buyer’s own funds.

6.9 Buyer’s Ability to Take Title. Buyer is unaware of any fact or circumstance which would preclude or inhibit unconditional approval of Sellers’ assignment of the Properties to Buyer by any governmental agency, including meeting existing or increased bonding requirements.

6.10 Buyer’s Ability to Operate. Buyer is unaware of any fact or circumstance which would preclude or inhibit such Buyer’s qualification to operate any of the Permian Properties and those Properties located in the State of Utah previously operated by any of the Sellers, including meeting existing or bonding or other security requirements of any lessor or governmental agency.

6.11 Finder’s Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect to this transaction for which any Seller shall have any responsibility whatsoever.

6.12 Buyer AMI. Buyer is not subject to an area of mutual interest agreement covering the Area of Mutual Interest.

ARTICLE 7

COVENANTS OF SELLERS

7.1 Conduct of Business Pending Closing. From the date hereof to the Closing Date, except as provided herein, or as required by any obligation, agreement, Lease, contract or instrument referred to on any Exhibit or Schedule or as otherwise consented to in writing by Buyer, each Seller will, and will cause CV Pipeline LLC to:

7.1.1. not (a) act in any manner with respect to the Properties or CVGG other than in the normal, usual and customary manner, consistent with prior practice; (b) dispose of, encumber or relinquish any of the Properties (other than relinquishment resulting from the expiration of all or a part of a non-producing Lease still in its primary term or the abandonment of a Lease not operated by a Seller), the LLC Interests or the membership interest of CV Pipeline LLC in CVGG; (c) waive, compromise or settle any material right or claim with respect to any of the Properties, CV Pipeline LLC or CVGG, that is not an Excluded Asset; or (d) except with respect to those matters identified in Schedule 5.17, make, or enter into any agreement to make, capital or workover expenditures with respect to the Properties in excess of $500,000 (net to Sellers’ interest being sold to Buyer), except when required by an emergency when there shall have been insufficient time to obtain advance consent (provided, that Seller will promptly notify Buyer of any such emergency expenditures), (e) agree to any amendment to the operating agreement or other organizational documents of CVGG, (f) agree or consent to the merger, reorganization, liquidation or sale of all, or substantially all, of the assets of CVGG, or (g) agree or consent to any capital expenditures by CVGG in excess of $500,000 (net to CV Pipeline LLC’s interest in CVGG);

7.1.2. use commercially reasonable efforts to preserve relationships with all third parties having business dealings with respect to the Properties;

7.1.3. cooperate with Buyer in the notification of all applicable governmental regulatory authorities of the transactions contemplated hereby and cooperate with Buyer in obtaining the issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own the Properties and the LLC Interests and to operate any Permian Properties and Properties located in the State of Utah currently operated by any Seller (or an affiliate of a Seller) following the Closing;

7.1.4. use commercially reasonable efforts to seek appointment of Buyer as the successor operator to the relevant Seller (or its affiliate) with respect to all Permian Properties and Properties located in the State of Utah currently operated by a Seller (or an affiliate of Seller);

7.1.5. until Closing maintain all insurance with respect to the Properties currently in force and maintained by Sellers with the same coverages and limits as are in effect at the date hereof;

7.1.6. use commercially reasonable efforts to obtain the consents or waivers listed on Schedule 5.3;

7.1.7. perform and comply in all material respects with all covenants and conditions to be performed by Sellers or CV Pipeline LLC contained in agreements relating to the Properties, CV Pipeline LLC and CVGG;

7.1.8. pay all taxes and assessments due by Sellers or CV Pipeline LLC with respect to the Properties, CV Pipeline LLC and CVGG that become due and payable prior to the Closing Date; and

7.1.9. comply in all material respects with all laws and regulations (i) that are applicable to Sellers’ ownership of the Properties or CV Pipeline LLC, or CV Pipeline LLC’s ownership of a membership interest in CVGG and (ii) as to those Properties operated by a Seller, that are applicable to the operation of such Properties.

7.2 Access. Each Seller shall afford to Buyer and its authorized representatives reasonable access, at Buyer’s sole risk and expense, from the date hereof until the Closing Date during normal business hours, to (a) the Properties operated by a Seller or an affiliate of Seller (provided, however, that Buyer shall indemnify and hold harmless Seller Group from and against any and all Claims arising from Buyer’s inspection of the Properties (including Claims for personal injuries, property damage and reasonable attorneys’ and experts’ fees, AND SPECIFICALLY TO THE EXTENT OF CLAIMS ARISING OUT OF OR PARTIALLY OR FULLY CAUSED BY THE NEGLIGENCE OF SELLER GROUP)), (b) such Seller’s operating, accounting, contract, corporate and legal files, records, materials, data and information regarding the Properties (“Data”); provided, however, that Data shall not include (x) any legal materials the disclosure of which such Seller determines would jeopardize the assertion of a privilege in ongoing or anticipated litigation with third parties or (y) information, the disclosure of which would violate any confidentiality agreement to which such Seller is bound, (c) Seller’s records with respect to CVGG and (d) to the extent reasonably possible, the properties of CVGG.

7.3 H-S-R Act. Sellers shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the H-S-R Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Sellers shall consult with Buyer as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the H-S-R Act to terminate or expire at the earliest possible date after the date of filing.

7.4 Satisfaction of Conditions. Sellers will use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which they are responsible or otherwise in control).

7.5 Consents and Approvals. Sellers agree to use commercially reasonable efforts to either attempt to obtain all consents and approvals set forth on Schedule 5.3 or to ensure that such consents and approvals have expired without being exercised and have therefore been waived, except for those consents and approvals from governmental entities customarily obtained post-closing for transactions similar to those contemplated hereby. Sellers’ failure to obtain such consents or waivers shall be considered a Title Defect under Article 11.

7.6 Transition Services. PXP and Buyer agree to execute and deliver a Transition Services Agreement substantially similar to the form attached hereto as Exhibit E for a term not to exceed 60 days following the Closing Date to assure a smooth and orderly transition of operation of the Permian Properties and those Properties located in the State of Utah to be operated by Buyer, pursuant to which PXP will provide mutually agreed services to Buyer, and Buyer will reimburse PXP for its costs and expenses in connection therewith.

7.7 Joint Operating Agreements. The applicable Seller and Buyer agree to execute and deliver a Joint Operating Agreement substantially similar to the form attached hereto as Exhibit F (each a “Joint Operating Agreement”) to govern operations for those Properties which currently are not subject to a Joint Operating Agreement. Each Joint Operating Agreement shall (i) name Buyer or an affiliate of Buyer as the operator of each of the Permian Properties and each Property located in the State of Utah subject thereto and (ii) name a Seller or an affiliate of Seller as the operator of any other Properties subject thereto.

ARTICLE 8

COVENANTS OF BUYER

8.1 H-S-R Act. Buyer shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the H-S-R Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Buyer shall consult with Sellers as to the appropriate time of filing such notifications and shall use its best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the H-S-R Act to terminate or expire at the earliest possible date after the date of filing.

8.2 Satisfaction of Conditions. Buyer will use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control).

ARTICLE 9

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS

The obligations of Sellers to be performed at the Closing are subject to the fulfillment (or waiver by Sellers in their sole discretion), before or at the Closing, of each of the following conditions:

9.1 Representations and Warranties. The representations and warranties by Buyer set forth in Article 6 shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing.

9.2 Covenants. Buyer shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by it at or prior to Closing.

9.3 No Litigation. There shall be no suits, actions or other proceedings pending or threatened to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

9.4 H-S-R Act. The waiting period under the H-S-R Act applicable to the consummation of the sale of the Properties contemplated hereby shall have expired or been terminated.

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to be performed at the Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion), before or at the Closing, of each of the following conditions:

10.1 Representations and Warranties. The representations and warranties of Sellers set forth in Article 5 shall be true and correct (without reference to any materiality or knowledge qualifiers therein) at and as of the Closing as though made at and as of the Closing, except to the extent that any breaches or inaccuracies of such representations and warranties individually or in the aggregate would not have a Material Adverse Effect; provided, however, that in no event shall the existence of a Title Defect or an Adverse Environmental Condition cause a representation or warranty to be untrue or incorrect, except for a Title Defect arising from a consent to assignment or a preferential purchase right that was not disclosed by Sellers on Schedule 5.3 and of which the individuals identified on Schedule 11.1 did not otherwise have knowledge prior to the Defect Notification Deadline.

10.2 Covenants. Sellers shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by them at or prior to Closing.

10.3 No Litigation. There shall be no suits, actions or other proceedings pending or threatened to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

10.4 H-S-R Act. The waiting period under the H-S-R Act applicable to the consummation of the sale of the Properties contemplated hereby shall have expired or been terminated.

10.5 Release of Liens. All mortgages, deeds of trust and other liens of record burdening the Properties securing Debt Instruments of Sellers or any of their affiliates shall be released at or before Closing, and evidence of such release shall have been provided to Buyer prior to or at Closing.

10.6 Consents and Approvals. All consents and approvals (except for consents and approvals of governmental authorities customarily obtained subsequent to transfer of title) required for the conveyance by Sellers of any Property with an Allocated Value of $100,000 or more shall have been obtained, provided that this condition shall be automatically waived if the aggregate Allocated Value of all Properties with an Allocated Value of $100,000 or more as to which such consents and approvals are not obtained does not exceed 25% of the Purchase Price.

ARTICLE 11

TITLE MATTERS

11.1 Title Defect Notice. Buyer shall in good faith provide Sellers with written notice (a “Title Defect Notice”) at or before the Defect Notification Deadline of any fact that renders Sellers’ title to any Property less than Good and Defensible Title (“Title Defect”); provided, however, Buyer agrees to use its good faith effort to notify Sellers of Title Defects as promptly as possible after Buyer has discovered and made the decision to assert the same. Each Title Defect Notice shall include, in reasonable detail, a description of (a) the Well, unit, Lease, Fee Interest or Easement with respect to which the claimed Title Defect(s) relate, (b) the nature of such claimed Title Defect(s) and (c) Buyer’s calculation of the value of each claimed Title Defect(s) as to the Property subject to such Title Defect, in accordance with the guidelines set forth in Section 11.3. Any Title Defect that is not identified in a timely delivered Title Defect Notice shall thereafter be forever waived and expressly assumed by Buyer and shall be deemed to have become a Permitted Encumbrance, except for Title Defects with respect to consents to assignment or preferential purchase rights that were not disclosed by Sellers on Schedule 5.3 and of which the individuals identified on Schedule 11.1 did not otherwise have knowledge prior to the Defect Notification Deadline.

11.2 Determination of Title Defects and Defect Values.

11.2.1. Within ten days after Sellers’ receipt of a Title Defect Notice, Sellers shall notify Buyer as to whether Sellers agree with the Title Defects claimed therein and/or the values proposed for such Title Defects therein, as to the Properties subject to such Title

Defects. If Sellers do not agree with any such claimed Title Defect and/or any such proposed value, then the Parties shall promptly enter into good faith negotiations and shall attempt to agree on such matters. The value agreed by the Parties with respect to a Title Defect shall be used to determine the Defect Value for such Title Defect.

11.2.2. If the Parties cannot reach agreement concerning either the existence of a Title Defect or a value therefor with respect to any Property subject thereto prior to Closing, then, upon any Party’s written request, the Parties shall submit such dispute to a mutually acceptable attorney or other consultant experienced in title examination in the state in which such Property is located for prompt resolution; provided, however, that if at any time any consultant so chosen fails or refuses to perform hereunder, a new consultant shall be chosen by the Parties. The cost of any such consultant shall be borne 50% by Sellers and 50% by Buyer. For any such dispute resolution process, Sellers and Buyer shall present a written statement of their respective positions on the dispute to the consultant within three Business Days after the consultant is selected, and the consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten Business Days of receipt of such statements. The determination by the consultant shall be conclusive and binding on the Parties and shall be enforceable against any Party in any court of competent jurisdiction, and the value of any Title Defect as to the Property subject thereto as determined by the consultant shall be used in the determination of the Defect Value for such Title Defect. If necessary to complete such determination, the Closing Date shall be deferred until the consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless the Parties mutually agree in writing to the contrary, the Closing Date shall not be deferred under this Section 11.2.2 in any event for more than ten Business Days, in which case the affected Property shall be removed from this Agreement until the disputed issues are resolved. In such a case, the Purchase Price shall be reduced by the Allocated Value of such Property. If and when the disputed issues are resolved (unless Sellers shall have previously exercised their rights under Section 11.4 to effect a Title Defect Removal with respect to such Property), Sellers shall convey the affected Property to Buyer and Buyer shall pay to Seller the Allocated Value minus the Defect Value so resolved for such Property, subject to adjustment to take account of the matters used to adjust the Purchase Price as set forth in Article 4. From the Closing through the date of conveyance, Sellers shall continue to conduct their operations with respect to such Property pursuant to the provisions of Article 7 and any other applicable provisions of this Agreement.

11.2.3. With regard to (i) any Property as to which there exists a preferential right to purchase which has not been waived by the Closing Date or as to which the exercise period has not expired as of the Closing Date or (ii) any Property as to which a consent or approval is required for the conveyance by Sellers, and which consent or approval has not been obtained or waived (including by the passage of time) by the Closing Date, the closing as to that Property shall be deferred until no later than the Outside Date in order to allow Sellers further time to obtain such consents and approvals or waivers of preferential purchase rights (including, in all instances, by the passage of time), in which case the affected Property shall be removed from this Agreement until the applicable preferential purchase right is waived, or the required consent or approval is obtained (including, in all instances, by the passage of time). In such a case, the Purchase Price shall be reduced by the Allocated Value of such Property. If and when the preferential purchase rights are waived or consents and approvals obtained (subject to the automatic removal of such Properties under Section 11.4), Sellers shall convey the affected Property to Buyer and Buyer shall pay to Sellers the Allocated Value for such Property, subject to adjustment to take account of the matters used to adjust the Purchase Price as set forth in Article 4. From the Closing through the date of conveyance of each such affected Property, Sellers shall continue to conduct their operations with respect to such Property pursuant to the provisions of Article 7 and any other applicable provisions of this Agreement.

11.2.4. Sellers shall have the right, but not the obligation, to cure any fact agreed or determined to be a Title Defect.

11.3 Calculation of Defect Value.

11.3.1. If, because of the Title Defect, title to a particular Property or Well fails completely with the effect that Sellers have no ownership interest in the relevant Property, the Defect Value shall be the Allocated Value of that Property assigned specifically to it on Exhibit B.

11.3.2. If a Title Defect exists because Sellers owns less than twice the Net Revenue Interest in a Property set forth on Exhibit B, and such Property has an Allocated Value assigned specifically to it on Exhibit B, then the Defect Value shall be equal to the Allocated Value for such Property multiplied by a fraction (i) the numerator of which shall be the net present value, as of the Effective Time, of Sellers’ interest in the future net revenues from such Property (the “PV-NRI”) minus the net present value as of the Effective Time, of Sellers’ interest in the future net revenues from such Property calculated based upon the same production, cost, and assumed future price estimates and discount rate and such other methods, techniques and assumptions utilized but taking into account the Title Defect, and (ii) the denominator of which shall be the PV-NRI.

11.3.3. If a Title Defect is a lien, encumbrance or other charge upon a Property which is liquidated in amount, but such Title Defect is not a Minimal Defect, then Sellers shall either (a) instruct Buyer to pay at Closing the sum necessary to be paid to the obligee to remove the Title Defect from such Property (the aggregate of all such amounts, the “Liquidated Title Defect Payment”) or (b) retain the obligation of such Title Defect and elect to challenge the validity thereof (or of any portion thereof), in which case Buyer shall extend reasonable cooperation to Sellers in such efforts at no risk or expense to Buyer; provided, however, that if such Title Defect is not cured by three days prior to Closing, it shall constitute an Uncured Title Defect.

11.3.4 If a Title Defect represents an obligation or burden upon a Property for which the economic detriment to Buyer is not liquidated but can be estimated with reasonable certainty, the Defect Value with respect to such Title Defect shall be the sum the Parties mutually agree upon in good faith as the present value of the adverse economic effect such Title Defect will have on such Property. If the Parties cannot reach an agreement as to such Defect Value, then such dispute shall be resolved in the manner set forth in Section 11.2.

11.3.5 If less than 100% of the assets comprising a Property set forth on Exhibit B is subject to a Title Defect, the Parties agree that only the value of the affected assets will be used to consider the Defect Value; accordingly, the Parties agree that the value of the affected asset with respect to which a Defect Value must be calculated will be the based on an amount equal to the product of (a) the Allocated Value of the Property and (b) a fraction, the numerator of which is the average weighted production of the affected asset only and the denominator of which is the aggregate average weighted production of all the assets comprising the affected Property. The parties agree that the phrase “average weighted production” as used herein shall be based on the historical production information from Sellers’ records for September, October and November of 2007. In the event that the value of the affected asset cannot be fairly calculated using the formula set forth in this Section 11.3.5 because there is insufficient production from the affected asset in comparison to its Allocated Value, then the Parties shall, acting reasonably, mutually agree upon the Defect Value attributable to the affected Property.

11.3.6 Notwithstanding the foregoing provisions of this Section 11.3, if the Title Defect is with respect to an Easement, there shall also be deemed to be a Title Defect of the Property serviced by such Easement, unless an appropriate replacement easement is obtained by Sellers therefor; provided, however, no such Title Defect shall be deemed to exist if the affected Easement remains adequate for the current operation of the associated Property or is not required for such operations.

11.3.7 The Defect Value shall take into consideration all of the applicable guidelines as are set forth in Sections 11.3.1, 11.3.2, 11.3.3, 11.3.4, 11.3.5 and 11.3.6 above.

11.4 Exclusion of Properties Subject to Title Defects. With respect to any Property subject to a Title Defect (other than preferential purchase rights or a required consent or approval which shall be subject to Section 11.2.3 and the last sentence of this Section 11.4), Sellers shall have the option (which must be exercised by written notice to Buyer at least three days prior to Closing) to remove such Property from this Agreement, in which case the Purchase Price shall be reduced by the Allocated Value of such Property. From and after the Closing Date, with respect to any Property that is the subject of a Title Defect or Defect Value dispute and not conveyed at the Closing Date, Sellers shall retain the Property removal option described above, provided that such option may be exercised by written notice to Buyer at any time prior to resolution of such dispute. Notwithstanding any provision of this Agreement to the contrary, if a third party exercises an applicable preferential right of purchase with respect to any Property or a required consent to assign a Property is not obtained or waived by the Outside Date, the Purchase Price shall be reduced by the Allocated Value of such Property or, if the consent right or preferential right affects less than 100% of such Property, a pro rata portion thereof calculated in accordance with Section 11.3.2, and such Property (or portion thereof) shall be removed from this Agreement. The removal of a Property or portion thereof under this Section 11.4 is referred to as a “Title Defect Removal”.

11.5 Purchase Price Adjustment for Title Benefits. If it is agreed or determined that fifty percent (50%) of Sellers’ interest in a Property is greater than the Net Revenue Interest set forth in Exhibit B as to such Property, and the aggregate value of such additional Net Revenue Interests exceeds an amount (calculated on the same basis as Defect Values) equal to two and three-quarter percent (2.75%) of the Purchase Price (a “Title Benefit”), the aggregate amount of such excess will be taken as an upward adjustment to the Purchase Price.

11.6 CVGG Title Defects. Buyer shall notify Sellers of, and Buyer and Sellers shall resolve, any instance in which the title to the CV Pipeline LLC membership interest being conveyed to Buyer is less than Good and Defensible Title in substantially the manner set forth in this Article 11 with respect to Title Defects.

ARTICLE 12

ENVIRONMENTAL MATTERS

12.1 Presence of Wastes, NORM, Hazardous Substances and Asbestos. BUYER ACKNOWLEDGES THAT THE PROPERTIES HAVE BEEN USED TO EXPLORE FOR, DEVELOP AND PRODUCE HYDROCARBONS, AND THAT SPILLS OF WASTES, CRUDE OIL, PRODUCED WATER, HAZARDOUS SUBSTANCES AND OTHER MATERIALS MAY HAVE OCCURRED THEREON. ADDITIONALLY, THE PROPERTIES, INCLUDING PRODUCTION EQUIPMENT, MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES OR NORM. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND NORM-CONTAINING MATERIAL MAY HAVE BEEN BURIED OR OTHERWISE DISPOSED OF ON THE PROPERTIES. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE PROPERTIES BY REASON THEREOF. SPECIAL PROCEDURES MAY BE REQUIRED FOR REMEDIATION, REMOVING, TRANSPORTING AND DISPOSING OF ASBESTOS, NORM, HAZARDOUS SUBSTANCES AND OTHER MATERIALS FROM THE PROPERTY. With respect to that portion of the Properties actually acquired by Buyer at Closing hereunder, Buyer assumes all liability for the assessment, remediation, removal, transportation and disposal of these materials and associated activities in accordance with the applicable rules, regulations and requirements of governmental agencies, unless otherwise provided in this Article 12. The foregoing shall not abrogate or limit Sellers’ indemnity and hold harmless obligations under Section 16.1.

12.2 Environmental Assessment. Buyer shall have the opportunity to conduct at their sole risk and expense an environmental assessment of the Properties; provided, however, that Buyer shall not conduct any Phase II audits without Sellers’ prior written consent. Sellers will provide reasonable access for this purpose to Properties operated by Sellers; for any Property not operated by Sellers, Sellers will reasonably cooperate with Buyer in contacting the operators of any such non-operated Property directly to attempt to arrange for access for the purposes of environmental assessment. While performing any environmental assessment, Buyer or any of its representatives and agents must comply with Sellers’ environmental and safety rules and policies on Seller-operated Properties, and with the operator’s environmental and safety rules and policies on all other Properties. Prior to Closing, Buyer will not disclose any information obtained in its environmental assessment to third parties unless agreed to in writing by Sellers or unless such disclosure is expressly required by applicable law or regulation or is required pursuant to legal process of any court or governmental authority. Buyer will notify Sellers in advance of any such disclosure and will furnish Sellers copies of all materials to be disclosed prior to any disclosure thereof. As soon as possible after Buyer’s receipt thereof, Buyer shall forward to Sellers copies of all reports, data, analyses, test results, remediation costs estimates and recommended remediation procedures or other information concerning or derived from Buyer’s environmental assessment.

12.3 Notice of Adverse Environmental Conditions. Buyer shall in good faith provide Sellers with written notice (an “Adverse Environmental Condition Notice”) at or before the Defect Notification Deadline of any claimed Adverse Environmental Condition; provided, however, Buyer agrees to use its good faith efforts to notify Sellers of Adverse Environmental Conditions as promptly as possible after Buyer has discovered and made the decision to assert the same. Each Adverse Environmental Condition Notice shall include, in reasonable detail, a description of (a) the Well, unit, Lease, Easement or Fee Interest with respect to which such Adverse Environmental Condition(s) is claimed, (b) the nature of such claimed Adverse Environmental Condition(s) and (c) Buyer’s proposed calculation of the cost to remediate such claimed Adverse Environmental Condition(s) allocable to the Property subject to such Adverse Environmental Condition (the “Remediation Value”). Any Adverse Environmental Condition that is not identified in a timely delivered Environmental Defects Notice shall thereafter be forever waived and expressly assumed by Buyer.

12.4 Determination of Adverse Environmental Conditions and Remediation Values.

12.4.1. Within ten days after Sellers’ receipt of an Adverse Environmental Condition Notice, Sellers shall notify Buyer as to whether Sellers agree with the Adverse Environmental Condition claimed therein and/or the Remediation Value proposed to be required for remediation of such Adverse Environmental Condition. If Sellers do not agree with any such claimed Adverse Environmental Condition and/or any such proposed Remediation Value, then the Parties shall promptly enter into good faith negotiations and shall attempt to agree on such matters. The value agreed by the Parties with respect to an Adverse Environmental Condition shall be the Remediation Value for such Adverse Environmental Condition.

12.4.2. If the Parties cannot reach agreement concerning either the existence of an Adverse Environmental Condition or a Remediation Value therefor with respect to any Property prior to Closing, then, upon any Party’s written request, the Parties shall submit such dispute to a mutually acceptable environmental consultant or other consultant experienced in oil and gas producing property environmental remediation in the state in which such Property is located for prompt resolution; provided, however, that if at any time any consultant so chosen fails or refuses to perform hereunder, a new consultant shall be chosen by the Parties. The cost of any such consultant shall be borne 50% by Sellers and 50% by Buyer. For any such dispute resolution process, Sellers and Buyer shall present a written statement of their respective positions on the dispute to the consultant within three Business Days after the consultant is selected, and the consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten Business Days of receipt of such statements. The determination by the consultant shall be conclusive and binding on the Parties and shall be enforceable against any Party in any court of competent jurisdiction, and the value determined by the consultant with respect to an Adverse Environmental Condition shall be the Remediation Value for such Adverse Environmental Condition. If necessary to complete such determination, the Closing Date shall be deferred until the consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless the Parties mutually agree to the contrary, the Closing Date shall not be deferred under this Section 12.4.2 in any event for more than ten Business Days. If at the end of such period, the consultant has failed to make its determination, Sellers must effect an Adverse Environmental Condition Removal pursuant to Section 12.5, and subject to each Party’s waiver of any right under Section 18.1.6, if applicable, the Parties shall proceed with Closing, in which case the affected Property shall be removed from this Agreement until the disputed issues are resolved. In such a case, the Purchase Price shall be reduced by the Allocated Value of such Property. If and when the disputed issues are resolved (unless Sellers or Buyer shall have previously exercised their respective rights under Section 12.5 to effect an Adverse Environmental Condition Removal with respect to such Property), Sellers shall convey the affected Property to Buyer and Buyer shall pay to Seller the Allocated Value (subject to adjustment to take account of the matters used to adjust the Purchase Price as set forth in Article 4) minus the Remediation Value so resolved for such Property. From the Closing Date through the date of conveyance, Sellers shall continue to conduct their operations of such Property pursuant to the provisions of Article 7 and any other applicable provisions of this Agreement.

12.4.3. Sellers shall have the right, but not the obligation, to remediate any Adverse Environmental Condition at Sellers’ sole cost in accordance with applicable Environmental Laws. If Sellers elect to remediate an Adverse Environmental Condition, and such remediation cannot be accomplished prior to the Closing Date, Sellers may notify Buyer of Sellers’ intention to diligently pursue and complete such remediation and to exercise all reasonable efforts and diligence to complete remediation within 90 days of the Closing Date. In such event, the affected Property shall be withheld from the Closing on the Closing Date and the Allocated Value associated therewith shall be withheld from the Preliminary Purchase Price otherwise payable by Buyer. On the date the final settlement of the Purchase Price adjustments is completed pursuant to Section 15.3, Buyer will accept, pay for in accordance with this Agreement and receive an assignment of any such Properties as to which Sellers have remediated to Buyer’s reasonable satisfaction any Adverse Environmental Condition asserted prior to Closing. As to any such Properties still then subject to Adverse Environmental Conditions, Buyer, at its option may (a) offer Sellers an extension of the remediation period on such terms and conditions as Buyer may, in its sole discretion, elect to impose and Sellers may accept or reject such extension; (b) waive the unremediated Adverse Environmental Condition(s) and accept, pay for in accordance with this Agreement and receive an assignment of the affected Properties subject to such unremediated Adverse Environmental Condition(s); or (c) eliminate the affected Properties from the purchase and sale transaction and retain the previously withheld portion of the Preliminary Purchase Price related to such Properties, or portion thereof, free and clear of any claim by Sellers, and thereupon any and all rights of Buyer in or to such Properties shall terminate. During the post-Closing remediation period specified above (as the same may be extended) and through the date the affected Properties are purchased and sold hereunder, with respect to any such Properties subject to Adverse Environmental Conditions that Sellers are attempting to cure, a Seller shall remain the record owner thereof and shall continue to conduct its operations thereof or with respect thereto pursuant to the provisions of Article 7 and any other applicable provisions of this Agreement.

12.5 Exclusion of Properties Subject to Adverse Environmental Conditions. With respect to any Property subject to an Adverse Environmental Condition, Sellers and Buyer shall each have the option (which must be exercised by written notice to Buyer or Sellers, as the case may be, at least three days prior to Closing) to remove such Property from this Agreement, in which case the Purchase Price shall be reduced by the Allocated Value of such Property. From and after the Closing Date, with respect to any Property that is the subject of a dispute regarding an asserted Adverse Environmental Condition, or the Remediation Value related thereto, and which is not conveyed at the Closing Date, Sellers and Buyer shall each retain the Property removal option described above, provided that such option may be exercised by written notice to Buyer or Sellers, as the case may be, at any time prior to resolution of such dispute. The removal of a Property or portion thereof under this Section 12.5 is referred to as an “Adverse Environmental Condition Removal”.

12.6 Latigo Arbitration. Reference is made to that certain arbitration proceeding entitled Latigo Arbitration on Schedule 5.6 referred to in this Agreement as the “Latigo Arbitration.” Notwithstanding anything contained in this Agreement to the contrary, none of the environmental matters in controversy under the Latigo Arbitration shall constitute an Adverse Environmental Condition; provided, however, that Sellers shall disburse to Buyer fifty percent (50%) of any proceeds received by Seller in the Latigo Arbitration attributable to matters that would otherwise have constituted Adverse Environmental Conditions under this Agreement. Seller shall keep Buyer reasonably informed from time to time regarding the status of the Latigo Arbitration.

12.7 CVGG Adverse Environmental Conditions. Buyer shall notify Sellers of, and Buyer and Sellers shall resolve, any Adverse Environmental Condition (substituting “CVGG assets” for “Properties” in the definition thereof), with respect to the CVGG assets in substantially the manner set forth in this Article 12 with respect to Adverse Environmental Conditions.

ARTICLE 13

SUSPENSE FUNDS HELD BY SELLERS

13.1 Suspended Funds. Within 90 days after the Closing, Sellers shall provide to Buyer a listing showing all funds from production attributable to the Permian Properties and those Properties located in the State of Utah that are currently held in suspense by the Sellers and shall transfer to Buyer all such suspended funds existing as of the Effective Time (with the balance of such proceeds to be paid over or otherwise accounted for pursuant to the Final Settlement Statement contemplated by Section 15.1). After such transfer, Buyer shall be responsible for proper distribution of all such suspended funds to the parties lawfully entitled to them, and hereby agrees to indemnify, defend, and hold harmless Sellers from and against any and all Losses arising out of or relating to Buyer’s retention or distribution of such suspended funds to the extent of the funds so transferred.

ARTICLE 14

CLOSING

14.1 The Closing. Subject to the closing conditions and other provisions set forth in this Agreement, the closing of the purchase and sale of the Properties pursuant to this Agreement (“Closing”) shall be held in Houston, Texas at the Sellers’ offices at 700 Milam, Suite 3100, Houston, Texas 77002 on February 29, 2008, or as promptly thereafter as is reasonably practicable following the satisfaction of all closing conditions set forth in this Agreement (the “Closing Date”).

14.2 Closing Statement. Sellers shall provide Buyer with a closing statement reflecting its good faith estimation of the Purchase Price, as adjusted pursuant to Article 4 (the “Preliminary Purchase Price”) at least two days prior to the Closing.

14.3 Closing Deliveries. At Closing the following events shall occur, each event under the control of one Party hereto being a condition precedent to the events under the control of the other Party, and each event being deemed to have occurred simultaneously with the other events:

14.3.1. Sellers shall execute and deliver to Buyer, and Buyer shall execute and receive, one or more instruments of assignment, in substantially the form of the Assignment, Bill of Sale and Conveyance set forth as Exhibit C (the “Assignment”);

14.3.2. Buyer shall deliver via wire transfer to an account specified by Sellers, in immediately available funds, the Preliminary Purchase Price, less the Liquidated Title Defect Payment, if applicable;

14.3.3. Buyer shall deliver via wire transfer to account(s) specified by the applicable payee(s) the Liquidated Title Defect Payment;

14.3.4. Each Party shall execute, acknowledge and deliver mutually acceptable letters-in-lieu of transfer orders or division orders directing all purchasers of production from the Properties to make payment of proceeds attributable to such production occurring on or after the Effective Time to Buyer;

14.3.5. (i) As to those Permian Properties or Properties located in the State of Utah operated by a Seller or an affiliate, such Seller (or affiliate) and Buyer shall execute all appropriate state or local forms required to be executed to effect an assignment of operations and the administrative change of operator of such Properties from such Seller or affiliate to Buyer and (ii) as to all other Properties Buyer shall execute all appropriate affirmations or any state or local forms required to be executed to designate (or ratify) Seller as the operator of such Properties;

14.3.6. Each Seller as applicable, shall execute and deliver to Buyer any applicable governmental transfer form required by the governmental agency with jurisdiction over the Wells;

14.3.7. The relevant Parties each shall execute and deliver the LLC Assignment with respect to CV Pipeline LLC and a First Amended and Restated Limited Liability Agreement of CV Pipeline LLC in a form mutually agreeable to Buyer and PRI;

14.3.8. The Parties shall execute and deliver the Transition Services Agreement referred to in Section 7.8; and

14.3.9. The Parties shall execute and deliver the Joint Operating Agreement(s) referred to in Section 7.7.

14.3.10. The Parties shall execute and deliver the Right of First Refusal Agreement in the form attached hereto as Exhibit I.

14.3.11. The Parties shall execute and deliver an Assignment of Office Lease in the form attached hereto as Exhibit K assigning to Buyer all of Sellers’ interests in the Office Lease as of the Closing Date.

ARTICLE 15

POST-CLOSING ADJUSTMENTS

15.1 Final Settlement Statement. After the Closing Date, Sellers shall prepare, in accordance with this Agreement and with GAAP, a statement (“Final Settlement Statement”), a copy of which shall be delivered by Sellers to Buyer no later than 120 days after the Closing Date, setting forth each adjustment to the Purchase Price necessary to determine the Purchase Price and showing the calculation of such adjustments in accordance with GAAP and Article 4. Buyer shall have 60 days after receipt of the Final Settlement Statement to review such statement and to provide written notice to Sellers of Buyer’s objection to any item on the statement. Buyer’s notice shall clearly identify the item(s) objected to and the reasons and support for the objection(s). If Buyer does not provide written objection(s) within the 60-day period, the Final Settlement Statement shall be deemed correct and shall not be subject to further adjustment. If Buyer provides written objection(s) within the 60-day period, the Final Settlement Statement shall be deemed correct with respect to the items not objected to, and Buyer and Sellers shall meet to negotiate and resolve the objections within 15 days of Sellers’ receipt of Buyer’s objections. If the Parties agree on all objections, the adjusted Final Settlement Statement shall be deemed correct and shall not be subject to further adjustment. Any items not agreed to at the end of the 15-day period may, upon any Party’s written request, be resolved by arbitration in accordance with Section 15.2.

15.2 Arbitration. If the Parties cannot agree upon the Final Settlement Statement, the dispute shall be promptly submitted to a mutually agreeable third-party accountant, which shall act as an arbitrator and promptly decide all points of disagreement with respect to the Final Settlement Statement. The decision of such arbitrator on all such points shall be final and binding upon the Parties and shall be enforceable against any Party in any court of competent jurisdiction. The costs and expenses of such arbitrator shall be borne 50% by Sellers and 50% by Buyer.

15.3 Payment of Final Purchase Price. If the Purchase Price shown on the Final Settlement Statement is more than the Preliminary Purchase Price, Buyer shall pay such difference to Sellers in immediately available funds within five Business Days after the Final Settlement Statement has been agreed by the Parties or decided by the arbitrator, as applicable. If the Purchase Price shown on the Final Settlement Statement is less than the Preliminary Purchase Price, Sellers shall pay such difference to Buyer in immediately available funds within five Business Days after the Final Settlement Statement has been agreed by the Parties or decided by the arbitrator, as applicable.

ARTICLE 16

ALLOCATION OF RISK

16.1 Sellers’ Indemnity. After Closing, each Seller shall indemnify and hold harmless Buyer Group from and against any and all Losses suffered by Buyer Group arising from or relating to:

16.1.1. any breach of (a) any obligation expressly undertaken by any Seller in this Agreement (except any obligation in Section 7.1); and (b) any of the covenants in Section 7.1, representations and warranties of any Seller in this Agreement; with respect to which breach Buyer has delivered written notice thereof to Sellers within one year after Closing; provided, however, with respect to Sellers’ indemnification obligations under this clause (b), (i) Sellers shall have no obligation to indemnify Buyer Group with respect to any individual Loss of less than $50,000; (ii) Sellers shall have no obligation to indemnify Buyer Group unless and until the amount of aggregate Losses for which indemnification is required exceeds $20,000,000 and then Sellers shall be obligated to indemnify Buyer Group only to the extent of the amount by which such aggregate Losses exceeds $20,000,000; and (iii) Sellers’ aggregate indemnification liability shall be limited to an amount equal to fifty percent (50%) of the Purchase Price;

16.1.2. the offsite disposal, prior to the Closing, of hazardous substances, hazardous materials or hazardous waste arising from the operation or use of the Properties;

16.1.3. (a) the payment of any taxes related to the Properties or production therefrom accruing prior to the Effective Time, (b) the proper payment or accounting for royalties or other lease burdens related to production from the Properties prior to the Effective Time, (c) any personal injuries (including death) or property damages occurring on or in connection with the Properties prior to the earlier of the Closing Date and the Effective Time and (d) disputes related to the proper billing or payment of Joint Interest Billing Accounts related to ownership or operation of the Properties prior to the earlier of the Closing Date and the Effective Time; provided, however, Sellers shall have no liability to indemnify Buyer Group under this Section 16.1.3 unless and until the amount of aggregate Losses for which indemnification is required exceeds $2,000,000, and then Sellers shall be obligated to indemnify Buyer Group only to the extent of the amount by which aggregate Losses exceeds $2,000,000;

16.1.4. any Hedge Contracts relating to the Properties;

16.1.5. any Debt Instruments of any Seller or any affiliate relating to the Properties;

16.1.6. the matters listed on Schedule 5.6 that are identified with an asterisk (*) and any other suit, action, proceeding, lawsuit or other litigation not listed on Schedule 5.6 that is pending against any Seller as of the Effective Date relating to the Properties and to the extent attributable to the ownership or operation of the Properties prior to the Effective Time;

16.1.7. ownership, operation or use of the Excluded Assets;

16.1.8. all Income Tax Liability and Franchise Tax Liability;

16.1.9. all ERISA Liability; and

16.1.10. all FERC Liability to the extent attributable to the period prior to the Effective Time (it being agreed that if the calculations are not expressly provided by FERC or the FERC’s Office of Enforcement as to the time period for Losses with respect to the FERC Liability, Sellers shall be responsible for a pro rata portion based on the pre-Effective Time period as compared to the post-Effective Time based reasonably on all of the facts and circumstances).

The matters for which Sellers have the obligation to indemnify and hold harmless under this Section 16.1, to the extent of such obligation, are referred to herein as “Sellers’ Retained Liabilities.”

16.2 Survival of Sellers’ Representations and Warranties. Notwithstanding anything to the contrary contained herein, the representations and warranties made by Sellers in this Agreement shall survive Closing for one year and shall be actionable during such period (but not thereafter, excluding Claims made in good faith prior to the end of such period) in accordance with Section 16.1.1.

16.3 Buyer’s Indemnity. Except to the extent of Sellers’ Retained Liabilities, after Closing, Buyer shall indemnify, defend and hold harmless Seller Group from and against any and all Losses suffered by Seller Group relating to the ownership or operation of the Properties, whenever arising, whether before or after the Effective Time, including but not limited to (a) accidents or injuries associated with the Wells, the Facilities, the casings, and all other leasehold equipment in and on the Wells, gathering lines, pipelines, tanks and all other personal property and fixtures used on or in connection with the Properties, and (b) all Adverse Environmental Conditions, including any such conditions arising out of or relating to any discharge, release, production, storage, treatment or any activities on or in the Properties, or the migration or transportation from any other lands to the Properties (specifically excluding transportation and disposal from the Properties to offsite locations prior to Closing), whether before or after the Effective Time, of materials or substances that are at present, or become in the future, subject to regulation under federal, state or local laws or regulations, whether such laws or regulations now exist or are hereafter enacted INCLUDING ANY LOSSES TO THE EXTENT ARISING IN

WHOLE OR IN PART FROM THE SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY MEMBER OF SELLER GROUP. BUYER HEREBY RELEASES SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS FOR CONTRIBUTION UNDER CERCLA AND/OR ANY OTHER PRESENT OR FUTURE ENVIRONMENTAL LAW. Notwithstanding any provision to the contrary, in no event will Buyer be obligated to indemnify Seller Group with respect to any Losses to the extent that such Losses relate to properties other than the Properties, including Losses that relate to the interest being retained by the Sellers in the properties of the Sellers from which the Properties are being separated and sold under this Agreement.

16.4 Assumption by Buyer. Except to the extent of Sellers’ Retained Liabilities and as otherwise set forth in this Agreement, effective at Closing, Buyer hereby assumes and agrees to fully and timely pay, perform, and discharge in accordance with their terms, all duties, liabilities and obligations directly and primarily arising out of the Properties acquired by Buyer at the Closing.

16.5 Limitations of Warranties. Except as otherwise set forth in this Agreement, the Properties are being sold by Sellers to Buyer without recourse, covenant, or warranty of any kind, express, implied, or statutory, except (i) to the extent of Sellers’ Retained Liabilities and (ii) that Sellers will warrant title to the Properties, subject to the Permitted Encumbrances, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Sellers, but not otherwise. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE AND EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLERS CONVEY THE PROPERTIES AS-IS, WHERE-IS AND WITH ALL FAULTS AND EXPRESSLY DISCLAIM AND NEGATE ANY IMPLIED OR EXPRESS WARRANTY OF (A) MERCHANTABILITY, (B) FITNESS FOR A PARTICULAR PURPOSE, (C) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS AND (D) FREEDOM FROM REDHIBITORY VICES OR DEFECTS. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLERS ALSO EXPRESSLY DISCLAIM AND NEGATE ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED (EXCEPT, IN THE CASE OF CERTAIN HISTORICAL INFORMATION, TO THE EXTENT OF SECTION 5.23 OF THIS AGREEMENT) WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE PROPERTIES BASED THEREON OR EXCEPT AS SET FORTH IN SECTION 5.20 OF THIS AGREEMENT, THE CONDITION OR STATE OF REPAIR OF ANY OF THE PROPERTIES; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO THE EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND SELLERS ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF HYDROCARBONS FROM THE PROPERTIES, IT BEING UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER. BUYER HEREBY WAIVES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF THE INFORMATION, REPORTS, PROJECTIONS, MATERIALS, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THE PROPERTIES, EXCEPT AS SET FORTH IN THIS AGREEMENT (INCLUDING

ANY DESCRIPTION OF THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY), PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, PRICING ASSUMPTIONS, ABILITY OR POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE PROPERTIES, ENVIRONMENTAL CONDITION OF THE PROPERTIES, OR ANY OTHER MATTERS CONTAINED IN ANY OTHER MATERIAL FURNISHED OR MADE AVAILABLE TO BUYER BY SELLERS OR BY SELLERS’ AGENTS OR REPRESENTATIVES). OTHER THAN AS SET FORTH IN THIS AGREEMENT, ANY AND ALL SUCH INFORMATION, REPORTS, PROJECTIONS, MATERIALS, RECORDS, AND DATA NOW, HERETOFORE OR HEREAFTER FURNISHED BY SELLERS IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SAME IS AT BUYER’S SOLE RISK. WITH RESPECT TO THE EASEMENTS, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES THAT THEY ARE CONTIGUOUS; THAT THE PIPELINES LIE WITHIN THE EASEMENTS, OR THAT THEY GRANT THE RIGHT TO LAY, MAINTAIN, REPAIR, REPLACE, OPERATE, CONSTRUCTION, OR REMOVE ANY PIPELINES. Subject to the provisions of this Agreement, if necessary, Buyer shall secure its own rights and permits to operate and maintain any pipelines or Facilities comprising a portion of the Properties on the land of others at its own expense. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT AND THE ASSIGNMENT. BUYER ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.

BUYER’S INITIALS:	SELLERS’ INITIALS:

16.6 Gas Balancing. The Parties recognize that as of the Effective Time there are over and under imbalances with respect to gas production or processing attributable to the Properties and hereby agree that the Properties acquired by Buyer at Closing will be conveyed at Closing specifically subject to such imbalances, with Buyer bearing and assuming all obligations with respect to any overproduction account or liability associated with the Properties and receiving the benefit of and being credited with any unproduction account or credit existing as of the Effective Time with respect to the Properties. Preliminary financial settlement at the Closing for gas imbalances as reflected in the Preliminary Purchase Price calculated pursuant to Section 14.2 will be based upon the information set forth in Schedule 5.10, with final settlement effected pursuant to Section 15.1, in the Final Settlement Statement, based on actual overproduction and underproduction accounts as of the Effective Time. The Parties agree that such overproduction accounts and liabilities are Permitted Encumbrances hereunder, and the existence of such overproduction accounts or liabilities shall not constitute grounds for Buyer to assert that the Properties affected thereby are subject to any Title Defects. From and after the Closing, Buyer shall defend, save harmless and indemnify Seller Group from all Claims or Losses arising from such overproduction accounts and liabilities; provided, however, that Sellers indemnity and hold harmless obligations in Section 16.1.1 with respect to a breach of the representation and warranty contained in Section 5.10 shall in no way be abrogated or limited by the foregoing provisions of this Section 16.6.

16.7 Notice of Claims. If a Claim is asserted against a Party for which the other Party may have an obligation of indemnity and defense (whether under this Article 16 or any other provision of this Agreement), the Party seeking indemnification (“Indemnified Party”) shall give the Party from which the Indemnified Party seeks indemnification (“Indemnifying Party”)

prompt written notice of the claim, setting forth the particulars associated with the claim (including a copy of the written claim, if any) as then known by the Indemnified Party (“Claim Notice”).

16.8 Defense of Claims. Within 30 days after the Indemnifying Party receives a Claim Notice, the Indemnifying Party shall notify the Indemnified Party whether or not the Indemnifying Party will assume responsibility for defense and payment of the Claim. The Indemnified Party is authorized, prior to and during such 30 day period, to file any motion, pleading or other answer that it deems necessary or appropriate to protect its interests, or those of the Indemnifying Party, and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party elects not to assume responsibility for defense and payment of the Claim, the Indemnified Party may defend against, or enter into any settlement with respect to, the Claim as it deems appropriate without relieving the Indemnifying Party of any indemnification obligations the Indemnifying Party may have with respect to such Claim. The Indemnifying Party’s failure to respond in writing to a Claim Notice within the 30 day period shall be deemed an election by the Indemnifying Party not to assume responsibility for defense and payment of the Claim. If the Indemnifying Party elects to assume responsibility for defense and payment of the Claim: (a) the Indemnifying Party shall defend the Indemnified Party against the Claim with counsel of the Indemnifying Party’s choice (reasonably acceptable to the Indemnified Party, which shall cooperate with the Indemnifying Party in all reasonable respects in such defense), (b) the Indemnifying Party shall pay any judgment entered or settlement with respect to such Claim, (c) the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement with respect to the Claim that (i) does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect to the Claim or (ii) contains terms that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity), and (d) the Indemnified Party shall not consent to entry of any judgment or enter into any settlement with respect to the Claim without the Indemnifying Party’s prior written consent. In all instances the Indemnified Party may employ separate counsel and participate in defense of a Claim, but the Indemnified Party shall bear all fees and expenses of counsel employed by the Indemnified Party.

ARTICLE 17

RISK OF LOSS

17.1 Casualty Loss. If, after the date hereof and prior to the Closing any portion of the Properties shall be substantially damaged or destroyed by fire or other casualty, or if any substantial portion of the Properties shall be taken by condemnation or the exercise of eminent domain (in either case, a “Casualty Loss”), Buyer shall be entitled to any applicable insurance proceeds or condemnation awards and an adjustment to the Purchase Price based upon the Allocated Value of the Property destroyed or harmed, to the extent such loss is not covered by insurance or condemnation award; provided, however, that if prior to Closing a Casualty Loss (after taking into account insurance and indemnity proceeds) occurs of more than ten percent (10%) of the Purchase Price, Sellers or Buyer shall have the right to terminate this Agreement by delivery of written notice to the other Parties.

17.2 Buyer’s Risk of Loss. Except as specifically provided in Section 17.1 with respect to any Casualty Loss, Buyer shall assume all risk of loss with respect to any change in condition of the Properties from the Effective Time and no Seller shall have any liability, as operator of the Properties or otherwise, for losses or damages sustained with respect to the condition of the Properties or their ability to produce Hydrocarbons (other than with respect to any violation by Sellers of the pre-closing covenants contained in Section 7.1).

ARTICLE 18

TERMINATION AND REMEDIES

18.1 Termination. This Agreement may be terminated as provided below.

18.1.1. The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date.

18.1.2. If the transactions contemplated hereby do not close on or before the Outside Date, any Party may terminate this Agreement by delivery of written notice to the other Parties; provided, however, that no Party may terminate this Agreement pursuant to this Section 18.1.2 if such Party’s failure to comply with its obligations under this Agreement caused the Closing not to occur on or before the Outside Date.

18.1.3. Buyer may terminate this Agreement by delivery of written notice to Sellers at any time prior to the Closing Date if, as of the Closing Date, any Seller has breached any representation, warranty or covenant in this Agreement in any material respect and such Seller has failed to cure such breach within a reasonable time period after receiving written notice of such breach.

18.1.4. Sellers may terminate this Agreement by delivery of written notice to Buyer at any time prior to the Closing Date if Buyer has breached any representation, warranty or covenant in this Agreement in any material respect and Buyer has failed to cure such breach within a reasonable time period after receiving written notice of such breach.

18.1.5. Either Party may terminate this Agreement in accordance with Section 17.1.

18.1.6. Either Party may terminate this Agreement by delivery of written notice to the other Party if the aggregate of (a) the Uncured Title Defects Value plus (b) the Liquidated Title Defect Payment plus (c) the Unremedied Adverse Environmental Conditions Value plus (d) the aggregate reduction in Purchase Price pursuant to Adverse Environmental Condition Removals exceeds ten percent (10%) of the Purchase Price.

18.2 Effect of Termination. Each Party’s right of termination under Section 18.1 is, subject to Section 21.17, in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 18.1, all obligations of the Parties under this Agreement will terminate, except that Buyer’s indemnity obligations under Section 7.2, and the obligations of the Parties in this Section 18.2 and Article 21, will survive; provided, however, that if this Agreement is terminated because of a willful or intentional breach of this Agreement by the non-terminating Party or because a Party’s condition to Closing is not satisfied as a result of the non-terminating Party’s willful or intentional failure to comply with its obligations under this Agreement, subject to Section 21.15, the terminating Party will be entitled to pursue all remedies available at law for damages or other relief, in equity or otherwise.

18.3 Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that either Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. In the event that either Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

ARTICLE 19

ADDITIONAL COVENANTS

19.1 Further Assurances. After the Closing, each Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their respective obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto. Each Seller shall use commercially reasonable efforts to cooperate with Buyer’s efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing and all permits that are not assignable under Section 2.1.6.

19.2 Access to Records by Seller. Within 20 days after Closing, each Seller shall deliver to Buyer, at Sellers’ address, or at such other place as any of same may be kept copies of the Records and Data. Buyer shall bear 50% of the cost of such copies and Sellers shall bear the remaining 50%. For a period of four (4) years after the date of Closing, each of Buyer and Sellers will retain any original Records and Data and will make such original Records and Data available at their respective offices to the other Party upon reasonable notice from the other Party at reasonable times and during office hours.

19.3 Use of Sellers’ Name. Buyer agrees that within 60 days after Closing they will remove or cause to be removed the names and marks “Plains Exploration & Production Company,” and “PXP,” and/or all variations and derivatives thereof and logos relating thereto from the Properties of which it has assumed operations and will not thereafter make any use whatsoever of such names, marks and logos.

19.4 Sellers’ Employees. Notwithstanding the terms of the Confidentiality Agreement, upon execution of this Agreement, Paragraph 19 of the Confidentiality Agreement dated September 24, 2007 and amended on December 3 and 7, 2007, will be superseded by this provision and Buyer shall be permitted, with Sellers’ prior written consent (which shall not be unreasonably withheld) to contact each of those employees identified on Schedule 19.4 for the purpose of offering post-Closing employment to such employees.

19.5 Preferential Right to Purchase. Effective upon Closing, each of Sellers and Buyer hereby grants to the other a preferential right to purchase all or any portion of such Party’s interests in (i) the Leases, the Lands, the Wells, and the Facilities located in the State of Colorado, (ii) any Acquired Interest in which the Parties own an undivided interest as a result of either Party exercising its rights under Section 19.6, and (iii) any entity (a “Subject Entity”) with respect to which any one or more of the properties identified in clauses (i) or (ii) comprises more than 70% of the value of the assets of such entity (the “Preferential Right Properties”). Such preferential right shall be applicable to any direct or indirect proposed sale, assignment, farmout or transfer, including by merger, consolidation or reorganization (a “Transfer”) of a Party’s interest in any Preferential Right Properties, but shall not apply in the event of (x) a Transfer to an affiliate, provided that the affiliate remains bound by the preferential purchase right and (y) a Transfer of any entity other than a Subject Entity. If Sellers or Buyer enters into any agreement to Transfer any Preferential Right Properties, the selling Party shall provide written notification of the proposed sale to the other Party (a “PR Notice”). The PR Notice shall include full information concerning the Preferential Right Properties to be sold and the consideration to be paid or performed to acquire such Preferential Right Properties, including a copy of the proposed purchase and sale agreement. The non-selling Party shall have 30 days after receipt of the PR Notice to elect to acquire such Preferential Right Properties upon the terms and conditions set forth in such notice. Failure to elect within said 30-day period shall be deemed an election by the non-selling Party not to acquire any of such Preferential Right Properties. Upon timely election to acquire, the selling Party shall assign all of such Preferential Right Properties to the Party exercising its preferential rights hereunder on the terms set forth in such PR Notice. If the non-selling Party elects (or is deemed to have elected) not to acquire such Preferential Right Properties, the selling Party shall have the right to sell such Preferential Right Properties to the third party indicated in the PR Notice, on terms no more favorable than the terms in the PR Notice; provided that if the closing to such third party on such terms does not occur within 90 days after the non-selling Party so elects (or is deemed to have so elected), then the provisions of this Section 19.5 again become applicable to such Preferential Right Properties. The rights contained in this Section 19.5 shall be personal to the Buyer and the Sellers and shall not run with the land, and shall not be binding upon any successor or assign of any Preferential Right Property other than (a) Sellers and their affiliates as to Preferential Right Properties acquired from another Seller or affiliate of another Seller, (b) Buyer and its affiliates as to Preferential Right Properties acquired from Buyer or an affiliate of Buyer and (c) successors to Seller’s or any affiliates of Sellers or Buyer or any affiliate of Buyer by merger or conversion. In the event the Parties own joint undivided interests in any Preferential Right Property, the Preferential Right Property shall be made subject to a Joint Operating Agreement substantially in the form of Exhibit F pursuant to which PXP or an affiliate of PXP shall be designated the operator or, if the Preferential Right Property is subject to a pre-existing joint operating agreement, the Parties shall cooperate in an effort to name PXP or an affiliate of PXP as the operator under the existing joint operating agreement. For purposes of clarity, this Section 19.5 shall not apply to, and the preferential right to purchase created hereby shall not apply to, any and all interest in Colorado owned or held by Buyer or any of its affiliates at the date of this Agreement.

19.6 Area of Mutual Interest in Colorado. Effective upon Closing, Seller and Buyer hereby create a bilateral area of mutual interest covering the lands shown or described in Exhibit J-1 but expressly excluding therefrom the lands shown or described in Exhibit J-2 (subject to such exclusion, the “Area of Mutual Interest”). Except with respect to the transactions contemplated by this Agreement, if Seller or Buyer acquires any interest in the lands within the Area of Mutual Interest, including any leasehold, fee, royalty, mineral, overriding royalty interest, production payment, net profits or carried working interests (such interest, the “Acquired Interest”), the acquiring Party shall provide written notification of the acquisition to the non-acquiring Party within 15 days of the acquisition of the Acquired Interest. The notice shall include full information concerning the rights and obligations associated with the Acquired Interest and the full consideration paid or to be performed to acquire the Acquired Interest and shall include any documentation executed in connection with such acquisition. The non-acquiring Party shall have 30 days following said notice within which to elect to acquire fifty percent (50%) of the Acquired Interest. Failure to elect within said 30-day period shall be deemed an election by the non-acquiring Party not to acquire any of the Acquired Interest. Upon timely election to acquire, the acquiring Party shall assign (without any warranty of title except for a warranty of title by, through or under the Acquiring Party) fifty percent (50%) of the Acquired Interest to the non-acquiring Party, and the non-acquiring Party shall concurrently reimburse the acquiring Party for 50% of all costs and expenses paid by the acquiring Party, and assume 50% of all the obligations and liabilities, associated with the Acquired Interest. Upon the participation of both Parties in any Acquired Interest, the Acquired Interest shall be made subject to a Joint Operating Agreement substantially in the form of Exhibit F pursuant to which PXP or an affiliate of PXP shall be designated the operator or, if the Acquired Interest is subject to a pre-existing Joint Operating Agreement, the Parties shall cooperate in an effort to name PXP or an affiliate of PXP as the operator under the existing Joint Operating Agreement.

19.7 Marketing of Production.

19.7.1 Beginning on the first day of the calendar month thirty (30) days following the Closing Date, Buyer or its designated affiliate shall market, and in connection therewith, purchase from Sellers, all Sellers’ interest in the Hydrocarbons produced from the properties of Sellers’ from which the Permian Properties and the Properties in Utah are being separated and sold pursuant to this Agreement and which are operated by Buyer after Closing.

(1) Unless otherwise committed under existing sales agreements, Buyer or its designated affiliate will purchase all such Hydrocarbons from Seller at the wellhead.

(2) The price paid by Buyer to Seller for such Hydrocarbons shall be determined as follows: (i) if Buyer or its designated affiliate sells such Hydrocarbons to an unaffiliated third party at the well, the price paid shall be the price received by Buyer or its designated affiliate; or (ii) if such Hydrocarbons are not sold by Buyer or its designated affiliate at the well, then the price paid shall be the fair market value of such Hydrocarbons.

(3) The foregoing rights shall terminate (on a Property by Property basis) at such time as the Buyer and its affiliates ceases to be the operator of a Property subject to this Section 19.7.1.

19.7.2 Beginning on the first day of the calendar month thirty (30) days following the Closing Date, Sellers or a designated affiliate of a Seller shall market, and in connection therewith, purchase from Buyer all Buyer’s interest in the Hydrocarbons produced from the Properties operated by any Seller or its affiliate.

(1) Unless otherwise committed under existing sales agreements, any Seller or its designated affiliate will purchase all such Hydrocarbons from Buyer at the wellhead.

(2) The price paid by a Seller or its affiliate to Buyer for such Hydrocarbons shall be determined as follows: (i) if Seller or its designated affiliate sells such Hydrocarbons to an unaffiliated third party at the well, the price paid shall be the price received by Seller or its designated affiliate; or (ii) if such Hydrocarbons are not sold by Seller or its designated affiliate at the well, then the price paid shall be the fair market value of such Hydrocarbons.

(3) The foregoing rights shall terminate (on a Property by Property basis) at such time as Sellers and their respective affiliates cease to be the operator of a Property subject to this Section 19.7.2.

19.7.3 Notwithstanding any other provision of this Agreement, Sellers shall not transfer, assign or otherwise convey to Buyer, and Buyer shall not accept or assume from Sellers, any natural gas or natural gas liquids transportation agreements or arrangements that Sellers hold or own as of the Closing Date or thereafter with respect to natural gas or natural gas liquids produced from Properties operated by Sellers or their affiliates.

ARTICLE 20

ARBITRATION

Except as provided in Article 18 or elsewhere in this Agreement, any controversy, dispute or claim between the Parties arising under this Agreement shall be determined by binding arbitration, the conduct of which shall be governed by the Commercial Arbitration Rules of the American Arbitration Association.

20.1 Determination. The arbitrators selected to act hereunder under the Commercial Arbitration Rules of the American Arbitration Association shall be qualified by education and experience to pass on the particular question in dispute. The arbitrators shall promptly hear and determine (after due notice of hearing and giving the parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within 60 days after appointment of the third arbitrator. The arbitration shall be held in Houston, Texas. If within such period a decision is not rendered by the board, or majority thereof, new arbitrators may be named and shall act hereunder at the election of either Buyer or Sellers in like manner as if none had been previously named.

20.2 Decision Binding. The decision of the arbitrators, or the majority thereof, made in writing shall be final and binding upon the parties hereto as to the questions submitted, shall be enforceable against any Party in any court of competent jurisdiction, and Buyer and Sellers will abide by and comply with such decision. The expenses of arbitration, including reasonable compensation to the arbitrators, shall be borne equally by the parties hereto. The arbitrators shall not be entitled to award punitive damages.

ARTICLE 21

MISCELLANEOUS

21.1 Notice. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by certified mail, postage prepaid and return receipt requested or by telecopier as follows:

Sellers:	c/o Plains Exploration & Production Company
700 Milam, Suite 3100
Houston, Texas 77002
Attention: Marc A. Hensel
Vice President Acquisitions & Divestments
Telephone: (713) 579-6033
Telecopier: (713) 579-6200

with a copy to:

Plains Exploration & Production Company
700 Milam, Suite 3100
Houston, Texas 77002
Attention: John F. Wombwell
Executive Vice President and General Counsel
Telephone: (713) 579-6123
Telecopier: (713) 579-6231

Buyer:	c/o OXY USA Inc.
10889 Wilshire Boulevard
Los Angeles, California 90024
Attention: Todd A. Stevens
Telephone: (310) 443-6141
Telecopier: (310) 443-6435

with a copy to:

Occidental Oil and Gas Corporation
10889 Wilshire Boulevard
Los Angeles, California 90024
Attention: Vice President and General Counsel
Telephone: (310) 433-6396
Telecopier: (310) 443-6192

or to such other place within the United State of America as either Party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notices given by telecopier shall be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next Business Day after receipt if received after the recipient’s normal business hours. All notices by telecopier shall be confirmed in writing on the day of transmission by either mailing by postage prepaid certified mail with return receipt requested, or by personal delivery.

21.2 Governing Law. This Agreement and the obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law principles.

21.3 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Notwithstanding the preceding sentence, except as permitted below, neither party shall assign this Agreement or its rights hereunder without the other party’s written consent, which shall not be unreasonably withheld. Buyer shall, without the obligation to obtain the prior written consent of Sellers but with the obligation to provide contemporaneous or prior notice to Sellers, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more affiliates of Buyer, but no such assignment will release or discharge Buyer from any of its obligations as the “Buyer” under this Agreement or any certificate, document, instrument or writing delivered pursuant hereto.

21.4 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto (including the Joint Operating Agreement(s) contemplated by Section 7.7), constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions, excluding the Confidentiality Agreement dated September 24, 2007 and amended on December 3 and 7, 2007 between PXP and Occidental Oil and Gas Corporation (the “Confidentiality Agreement”), which is addressed in Section 21.8; provided that to the extent there is a conflict or inconsistency between this Agreement and the Joint Operating Agreement(s), the Joint Operating Agreement(s) shall control. There are no third party beneficiaries having rights under or with respect to this Agreement.

21.5 Amendment; Waiver. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

21.6 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a court of competent jurisdiction, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the court of competent jurisdiction, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

21.7 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. References herein to any Section or Article shall be references to a Section or Article of this Agreement unless the context clearly requires otherwise.

21.8 Confidentiality. All information made available by PXP to Buyer pursuant to this Agreement shall be maintained as confidential by Buyer until Closing. The Parties shall remain subject, until the Closing, to the Confidentiality Agreement, at which time of Closing such Confidentiality Agreement shall terminate. Buyer shall take all actions reasonably necessary to ensure that Buyer’s employees, consultants, representatives and agents comply with the provisions of this Section 21.8. After Closing, Sellers will maintain as confidential all information permitted to be retained (either as an original or copy) hereunder.

21.9 Standstill. Until September 24, 2010, neither Buyer nor Occidental Petroleum Corporation nor any of its subsidiaries shall, without the prior written consent of PXP, effect or seek, offer, agree or propose (whether publicly or otherwise) to effect, or cause to participate in or in any way advise, encourage or assist (including financial assistance) any other person to effect or seek, offer, agree or propose (whether publicly or otherwise) to effect or participate in: (i) any acquisition of any securities or rights to acquire any securities (or any other beneficial ownership thereof) of PXP, whether such agreement or proposal is with any of the shareholders of PXP or with a third party (provided that the foregoing shall not apply to any acquisition by any employee benefit plans of Buyer or any of its affiliates in the ordinary course of business); (ii) any merger, or other business combination or tender, take-over bid or exchange offer involving the securities of PXP; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to PXP, or (iv) any “solicitation” of “proxies” (as such terms are used in the rules of the United States Securities and Exchange Commission) or consents to vote with respect to any voting securities of PXP.

21.10 Headings. The article and Section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

21.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any Party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.

21.12 Expenses, Fees and Taxes.

21.12.1. Each of the Parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including brokers’ fees. Buyer shall be responsible for the cost of all fees for the recording of transfer documents. All other costs shall be borne by the Party incurring them, except as otherwise set forth in this Agreement. All taxes, whether in the form of income, franchise, margin or capital gains taxes, imposed by federal, state, or foreign tax authorities are the obligation of and shall be borne by the Party incurring such tax. Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Sellers and Buyer that the Purchase Price excludes any sales taxes or other taxes of a similar nature in connection with the sale of property pursuant to this Agreement. Buyer and Seller will use commercially reasonable efforts and cooperate in good faith to exempt the sale, conveyance, assignments and transfers to be made to Buyer from any sales, use, stamp, real estate transfer, documentary, registration, recording and other similar taxes (collectively “Transfer Taxes”). If a determination is ever made that a Transfer Tax applies, Buyer shall be liable for such tax. Buyer shall indemnify and hold Seller Group harmless with respect to the payment of any of such taxes, including any interest or penalties assessed thereon. The indemnity and hold harmless obligation contained in the preceding sentence shall survive the Closing.

21.12.2. If the transactions hereunder constitute an applicable asset acquisition pursuant to Section 1060 of the Code, the Parties agree to cooperate in the preparation of Form 8594. The Parties agree that the Allocated Value for each property on Exhibit B shall be used for this purpose. Buyer and Sellers shall (a) be bound by this allocation for all tax purposes, (b) timely file all forms (including IRS Form 8594) and tax returns required to be filed in connection with this allocation, (c) prepare and file all tax returns in a manner consistent with this allocation, and (d) take no position inconsistent with this allocation in any tax return, any audit or examination by, or any proceeding before, any taxing authority or otherwise. In the event that the allocation is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Party and keep the other Party apprised of material developments concerning resolution of such dispute.

21.13 Tax-Deferred Exchange Option. Either Party shall have the right to elect to effect a tax-deferred exchange under Internal Revenue Code Section 1031 (a “Tax Deferred Exchange”) for all or part of the Properties at any time prior to the date seven (7) days before the Closing Date. If a Party elects to effect a Tax-Deferred Exchange (“Electing Party”), the other Party agrees to execute escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that the other Party shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange. Each Seller and Buyer may assign any of its rights and delegate performance of any of its duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided, however, that each Electing Party shall remain responsible to the other Party for the full and prompt performance of their respective delegated duties. The Electing Party shall indemnify and hold other Party harmless from and against all claims, expenses (including reasonable attorneys’ fees), loss and liability resulting from its participation in any exchange undertaken pursuant to this Section 21.13 pursuant to the request of Electing Party.

21.14 CV Pipeline LLC Tax Partnership.

21.14.1. The Parties agree to designate the Buyer or any person that is admitted to CV Pipeline LLC as a successor to Buyer, as the tax matters member (“Tax Matters Member”) of CV Pipeline LLC. Buyer is authorized to perform, on behalf of the CV Pipeline LLC, any act that may be necessary to make this designation effective.

21.14.2. The Parties agree that Buyer, at its sole discretion, can make an election under Section 754 of the Code with respect to CV Pipeline LLC for any taxable year.

21.15 CVGG Tax Partnership. The Sellers agree to cooperate with Buyer to cause CVGG to complete its Tax Return and submit to CV Pipeline LLC its Form K-1 by no later than June 30 of each year.

21.16 Public Announcements. The Parties agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the Party desiring to make such public announcement or statement shall consult with the other Party hereto and endeavor in good faith to obtain approval of the other Party to the text of a public announcement or statement to be made solely by Sellers, on the one hand, or Buyer, on the other, as the case may be; provided, however, if Sellers, on the one hand, or Buyer, on the other is required by law or the rules of the New York Stock Exchange to make such public announcement or statement, then the same may be made without the approval of the other Party.

21.17 Limitation on Damages. Notwithstanding any term or provision of this Agreement to the contrary, in no event shall any party to this Agreement be liable for any consequential, special, exemplary, punitive or similar damages or lost profits arising out of or relating to this Agreement.

21.18 Schedules.

21.18.1. Until the close of business on the date that is three weeks from the date of this Agreement, Sellers may notify Buyer of any changes or additions (based on information that becomes known to the individuals on Schedule 1.1 after the date hereof) to Schedule 2.1.3 or Schedule 5.5 to disclose (a “New Restriction Disclosure”) a previously undisclosed area of mutual interest, non-competition or other restriction on doing business (a “Restriction”) relating to the Permian Properties by the delivery of amendments or supplements thereto, if any (“Updated Schedules”). In such event Schedule 2.1.3 and 5.5 shall be deemed amended for all purposes of this Agreement effective as of the date of execution of this Agreement to reflect the Updated Schedules and Buyer shall have the option set forth in Section 21.18.2.

21.18.2. To the extent Buyer believes that a Restriction included in a New Restriction Disclosure includes facts that will have an adverse material economic impact on Buyer’s business or properties located in the Permian Basin, including the Permian Properties (“Buyer’s Permian Properties”), Buyer shall, within five days following receipt of the Updated Schedules, notify Sellers to that effect and in such notice notify Sellers as to whether Buyer elects to either (i) permanently remove the Properties affected by any Restriction included in such New Restriction Disclosures from this Agreement, proceed to Closing and reduce the Purchase Price by the Allocated Value of the removed Properties or (ii) close as to the Properties in accordance with this Agreement.

21.18.3. If Buyer fails to deliver notice within the foregoing five day period, or the New Restriction Disclosures do not include a Restriction that Buyer believes will have an adverse material economic impact on Buyer’s Permian Properties, Closing shall occur in accordance with the terms of this Agreement and there shall be no adjustment to the Purchase Price pursuant to this Section 21.18.

21.18.4. Until the close of business on the date that is three weeks from the date of this Agreement, Sellers may notify Buyer of any changes or additions (based on information that becomes known to the individuals on Schedule 1.1 after the date hereof) to Schedule 5.5 to disclose previously undisclosed matters relating to the Permian Properties other than Restrictions (“New Permian Disclosures”) by the delivery of Updated Schedules. In such event Schedule 5.5 shall be deemed amended for all purposes of this Agreement effective as of the date of execution of this Agreement to reflect the Updated Schedules and Buyer shall have the option set forth in Section 21.18.5.

21.18.5. To the extent that New Permian Disclosures include facts that Buyer believes will have an adverse economic impact on Buyer’s Permian Properties that exceeds $1,000,000 in value in the aggregate, Buyer shall, within five days following receipt of the last of the Updated Schedules with respect thereto, notify Sellers to that effect. Thereafter, the Purchase Price shall be reduced by the amount so notified by Buyer. Any dispute relating to the adverse economic impact of such New Permian Disclosures shall be resolved pursuant to arbitration in accordance with Article 20. Notwithstanding the foregoing, to the extent that Buyer believes that such New Permian Disclosures in the aggregate will have an adverse material economic impact on Buyer’s Permian Properties, Buyer shall, within five days following receipt of the Updated Schedules, notify Sellers to that effect and in such notice notify Sellers that Buyer elects to permanently remove the Permian Properties affected by such New Permian Disclosure from this Agreement, proceed to Closing and reduce the Purchase Price by the Allocated Value of the removed Permian Properties.

[Remainder of page intentionally left blank]

Executed as of the date set forth above.

SELLERS:

Plains Exploration & Production Company

By:	/s/ Doss R. Bourgeois
Doss R. Bourgeois
Executive Vice President –Exploration & Production

Plains Resources, Inc.,
PXP Hell’s Gulch LLC,
PXP East Plateau LLC,
PXP Brush Creek LLC,
PXP Piceance LLC
Pogo Producing Company LLC
Pogo Panhandle 2004 LP, by Latigo Investments LLC, its general partner
Latigo Petroleum Texas, LP, by Pogo Energy, Inc., its general partner

By:	/s/ Doss R. Bourgeois
Doss R. Bourgeois
Vice President, as to each

Signature Page 1 of 2 to Purchase and Sale Agreement

BUYER:

OXY USA Inc.

By:	/s/ Todd A. Stevens
Todd A. Stevens
Vice President

Signature Page 2 of 2 to Purchase and Sale Agreement

EXHIBIT I

Form of Right First of Refusal Agreement

                    , 2008

OXY USA Inc.

10889 Wilshire Boulevard

Los Angeles, CA 90024

Attn.: Mr. Todd A. Stevens

Vice President – Acquisitions and Corporation Finance

Re: Right of First Refusal Agreement for LA Basin Interests

Dear Todd:

In connection with that certain Purchase and Sale Agreement dated December 14, 2007 (the “Agreement”) by and between Plains Exploration & Production Company and certain of its identified subsidiaries and OXY USA Inc. (“OXY”), Plains Exploration & Production Company and Brown PXP Properties, LLC (collectively, “PXP”) hereby grant to OXY a right of first refusal (the “First Right”) as described further herein covering (i) PXP’s current interest in the LA Basin, made up of five (5) oil and gas fields in and around Los Angeles, California and being further described on Exhibit “A” attached hereto and made a part hereof, (ii) any interest in other oil and gas producing properties, oil and gas leases or surface use rights in service thereto with respect to properties in the LA Basin acquired by PXP or its affiliates during the terms of this Agreement and (iii) any entity (a “Subject Entity”) with respect to which any one or more of the interests identified in clauses (i) or (ii) comprises more than 70% of the value of the assets of such entity (individually as scheduled, a “First Right Property” and collectively, the “First Right Properties”). The First Right shall apply to any direct or indirect proposed sale, assignment, farmout or transfer, including by merger, consolidation or reorganization (a “Transfer”) of PXP’s interest in any First Right Properties, but shall not apply in the event of (x) a Transfer to an affiliate; provided that such affiliate remains bound by the terms of the First Right and (y) a transfer of any entity other than a Subject Entity.

If PXP enters into any agreement to Transfer a First Right Property (a “Transfer Agreement”), PXP shall provide written notice of the proposed sale to OXY (a “ROFR Notice”). The ROFR Notice shall include full information concerning the First Right Property to be sold and the consideration to be paid or performed to acquire such First Right Property, including a copy of those portions of the Transfer Agreement that apply to the First Right Property; provided that the ROFR Notice modify thresholds, deductibles and other limitations on Seller’s liability that are not based on a percentage of transaction size, to be proportionate to the value of the First Right Property compared to the value of any larger transaction of which the First Right Property is a part. OXY shall have until the close of business on the third full Business Day after receipt of the ROFR Notice to elect to acquire such First Right Property. Failure by OXY to elect within such period shall be deemed an election by OXY not to acquire such First Right Property. If OXY timely elects to purchase such First Right Property, OXY shall enter into an agreement with PXP to acquire such First Right Property on the terms set forth in the ROFR Notice within ten days after the ROFR Notice. If OXY elects (or is deemed to have elected) not to acquire such First Right Property, PXP shall have the right to sell such First Right Property to the third party indicated in the ROFR Notice pursuant to the terms of the Transfer Agreement as set forth in the ROFR Notice, free and clear of the First Right; provided that if the closing to such third party does not occur pursuant to the Transfer Agreement, then the First Right shall again become applicable to such First Right Property.

The rights contained in herein shall be personal to OXY and PXP and shall not run with the land, and shall not be binding upon any successor or assign of any First Right Property other than (a) PXP and its affiliates (b) Buyer and its affiliates and (c) successors to PXP or any affiliates of PXP, or OXY or any affiliate of OXY (other than Occidental Petroleum Corporation), by merger, asset sale, conversion or otherwise. In the event of any merger, reorganization, consolidation or buy-out of Occidental Petroleum Corporation with any third party in which such third party gains control of Occidental Petroleum Corporation, or transfer of all or substantially all of Occidental Petroleum Corporation’s assets to any third party, or any other form of change in control of Occidental Petroleum Corporation, this letter agreement and OXY’s First Right shall ipso facto terminate and become null and void without the need for further act or evidence.

With respect to any First Right Property that is the subject of a ROFR Notice, PXP shall in connection with any such notice and subject to any restrictions contained in existing agreements, including but not limited to any obligation of OXY to execute appropriate undertakings of confidentiality, provide OXY on a timely basis with access to all information in PXP’s possession relating to such First Right Property. Such access may be provided within a controlled environment and subject to reasonable restrictions. In connection with the foregoing, upon request by OXY, PXP’s representatives shall meet with OXY’s representatives to discuss past, ongoing and anticipated operations with respect to the First Right Property.

Terms not otherwise specifically defined in this agreement shall have the meaning ascribed to such terms in the Agreement.

[Remainder of page intentionally left blank.]

If OXY is agreeable to the foregoing terms and conditions, please so indicate by signature in the space provided below.

Very truly yours,

PLAINS EXPLORATION & PRODUCTION COMPANY

By:
Doss R. Bourgeois
Executive Vice President –Exploration & Production

BROWN PXP PROPERTIES LLC

By:
Doss R. Bourgeois
Vice President

ACCEPTED AND AGREED TO THIS

         DAY OF DECEMBER, 2007.

OXY USA Inc.

By:
Name:
Title:

Attachments: Exhibit “A”

Exhibit “A”

to that certain Right of First Refusal Agreement

dated                     , 2008 by and between

Plains Exploration & Production Company, Brown PXP Properties LLC

and OXY USA Inc.

Packard Field

San Vicente Field

Inglewood Field *

Las Cienegas Field

Montebello Field *

*	Excludes any surface interests